Lithium Technology Corporation 8-K

Exhibit 10.32

Joint Venture & Shareholder's Agreement

made as of March 30, 2011

between

GAIA Holding B.V., a private limited liability company incorporated under the laws of the Netherlands, having its corporate seat in 's Gravenhage, the Netherlands, and having its address at Noordwal 10, 2513 EA, 's-Gravenhage, the Netherlands

(hereinafter referred to as LTC-Company)

and

Cicco Holding AG, a corporation incorporated under the laws of Switzerland and having its registered address at c/o Dr. iur. Toni Russi, Bahnhofstrasse 40, 7002 Chur, Switzerland

(hereinafter referred to as FN)

(LTC-Company and FN hereinafter collectively or individually also referred to as Shareholders or Shareholder respectively)

JV NewCo AG, in the course of incorporation, with domicile in Zug, Switzerland

(hereinafter referred to as the Company)

(LTC-Company, FN and the Company hereinafter collectively or individually also referred to as Party or Parties, respectively)

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Whereas:

(A)	LTC (as defined below), directly and through its Affiliates (as defined below), Owns the LTC Technology (as defined below).

(B)	FN (as defined below), directly and through its Affiliates, Owns the FN Technology (as defined below).

(C)
LTC and FN are aiming to combine for their mutual benefit their respective Technologies and related know-how for the design, production, marketing and sale of Battery Packs (as defined below) and CEMS (as defined below) for use and sale to the Relevant Market (as defined below) in a joint venture to be incorporated in the form of the Company.

(D)
The Company wishes to engage in the business of developing, manufacturing, marketing, selling and distributing Battery Packs and CEMS for and to the Relevant Market using and applying the LTC Technology and the FN Technology.

(E)
LTC and FN, directly or through their respective Affiliates, wish to make available their respective Technologies and wish to provide services in the further development and improvement, as well as the production of CEMS using their respective Technologies and all improvements thereto available to LTC and FN from time to time to the Company by entering into the License Agreements (as defined below).

(F)
LTC, directly and through its Affiliates, is prepared to supply the Company with Battery Cells (as defined below), and FN, directly and through its Affiliates, is prepared to supply the Company with Battery Management Systems, DC-DC Converters and Chargers (each as defined below) to allow the Company to manufacture CEMS for the Relevant Market.

(H)
Each of the Parties acknowledges that the current capacity of the production of Battery Cells by GAIA will become insufficient and they intend to set-up and establish at the appropriate time, but as soon as possible, a production facility for the mass production of Battery Cells, Battery Packs and CEMS for the Relevant Market.

NOW, THEREFORE, the Shareholders intend to govern hereby their rights and obligations and their collaboration as shareholders of the Company, and the Parties agree for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, as follows:

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1.	BASICS

1.1	Definitions

In this Agreement, the following words and expressions shall have the following meaning:

A Shares	shall mean the registered shares of the Company with a par value of CHF 3 each.
Accounting Standards	shall mean US GAAP.
Acquisition	has the meaning ascribed to such term in Section 5.3.2(ix)
Agreement	means this Joint Venture & Shareholders' Agreement dated as of the date first written above.
Affiliate	means a Person who, directly or indirectly, Controls, is Controlled by, or is under common Control of, a Party.
Articles of Association	means the Articles of Association of the Company agreed upon by the Shareholders to be the initial form as attached hereto as Annex A.
Asset Transfer	has the meaning ascribed to such term in Section 5.3.2(viii)
B Shares	shall mean the registered shares of the Company with a par value of CHF 7 each.
Battery Cells	shall have the meaning ascribed to such term in the License Agreements.
Battery Management System	shall have the meaning ascribed to such term in the License Agreements.
Battery Pack	shall have the meaning ascribed to such term in the License Agreements.
Board	shall mean the board of directors of the Company.
Board Member	shall have the meaning ascribed to such term in Section 3.3.1.
Business Day	shall mean a day where banks are generally open for business in Switzerland and in the United States of America.
Business Plan
Shall mean the business plan of the Company to be prepared and agreed by the Parties as soon as reasonably possible and any subsequent business plan of the Company agreed upon by the Board from time to time.

Buyer	has the meaning ascribed to such term in Section 6.4.1
Call Option Notice	has the meaning ascribed to such term in Section 6.6.2.

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Call Option Price	has the meaning ascribed to such term in Section 6.6.2.
CEMS	shall have the meaning ascribed to such term in the License Agreements.
Charger	shall have the meaning ascribed to such term in the License Agreements.
CO	shall mean the Swiss Code of Obligations as amended from time to time.
Company	shall mean JV NewCo AG (final name to be agreed by the Shareholders), with domicile in Zug, Switzerland.
Confidential Information	has the meaning ascribed to such term in Section 8.1.
Control
shall mean as used with respect to any Person (a) the possession, directly or indirectly, of the power to direct or cause to direct the board or the management of such Person through the ownership of voting shares or other rights, by contract or otherwise, or (b) the ownership, directly or indirectly, of a majority of the voting shares or equity interests in such Person.

Convertible Note	means the convertible note regarding LTC dated on the same date as this Agreement.
DC-DC Converter	shall have the meaning ascribed to such term in the License Agreements.
DILO	shall mean Dilo Trading AG, with domicile in Zug, Switzerland, an Affiliate of LTC.
Drag-Along Notice	has the meaning ascribed to such term in Section 6.5.1.
Drag-Along Right	has the meaning ascribed to such term in Section 6.5.1.
Effective Date	shall mean the date of this Agreement first written above.
Entitled Shareholder	has the meaning ascribed to such term in Section 6.6.1.
Escrow Agent	has the meaning ascribed to such term in Section 9
Escrow Agreement	has the meaning ascribed to such term in Section 9

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Fair Market Value
shall mean the value of a Share as per a bona fide valuation made by a reputable investment bank or other appraiser agreed upon by the Shareholders applying a valuation methodology generally recognized as standard market practice in the field of corporate finance at the time of valuation, also taking into consideration, if possible, comparables in the market. The name of the investment bank or other appraiser will be agreed upon by the Board. The costs of the valuation shall be borne by the Company. The valuation so determined shall be binding upon the Shareholders or their respective successors, receivers or trustees.

Financing Documents	shall mean the Securities Purchase Agreement, the Convertible Note and the Investor Rights Agreement, together with all Schedules, Appendices and Annexes thereto.
FN	has the meaning ascribed to such term in the introduction of this Agreement.
FN Research	shall mean Frazer-Nash Research Limited, with domicile in Mytchett, United Kingdom, an Affiliate of FN
FN Technology	shall have the meaning ascribed to such term in the FN License Agreement.
GAIA	shall mean GAIA Akkumulatorenwerke GmbH, with domicile in Nordhausen, Germany, an Affiliate of LTC.
Investor Rights Agreement	means the Investor Rights Agreement regarding LTC dated on the same date as this Agreement.
IPO	shall have the meaning ascribed to such term in Section 5.3.2(vii).
Kamkorp
shall mean Kamkorp Limited, a private limited liability company incorporated under the laws of England & Wales and having its registered address at Mytchett Place Road, Mytchett, Surrey GU16 6DQ, United Kingdom.

License Agreements
shall mean the license agreements between the Company as licensee and each of LTC and/or any of its Affiliates and FN and/or any of its Affiliates as licensor, respectively, regarding the licensing of the LTC and FN Technologies, respectively, to the Company, which are attached to this Agreement as Annex B and C in the form agreed by the Parties. The License Agreements are to be executed within three (3) days following incorporation and registration in the commercial register of the Company.

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LTC	Shall mean Lithium Technology Corporation, a Delaware, USA corporation with registered office at 10379B Democracy Lane, Fairfax, VA 22030, USA
LTC-Company	has the meaning ascribed to such term in the introduction of this Agreement.
LTC Technology	shall have the meaning ascribed to such term in the LTC License Agreement.
Non-Payer	Shall have the meaning meaning ascribed to such term in Section 4.2.4.
Notice of Acceptance	has the meaning ascribed to such term in Section 6.4.3.
Offered Shares	has the meaning ascribed to such term in Section 6.4.2.
Offer Notice	has the meaning ascribed to such term in Section 6.4.2.
Offer Price	has the meaning ascribed to such term in Section 6.4.2.
Organizational Rules	shall mean the organizational rules for the Board and the management of the Company agreed upon by the Shareholders to be in the initial form as attached hereto as Annex D.
Own
shall mean, with respect to any know-how, patents or other intellectual property rights, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such know-how, patents or intellectual property rights without violating the terms of any law, agreement or other arrangement with any third party.

Party	Means a party to this Agreement.
Person
shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an investment fund, an unincorporated organisation, or a governmental entity (or any department, agency or political subdivision thereof).

Qualified Consent of the Shareholders	shall mean a consent of all shareholders of the Company representing 85% of all voting rights and 85% of the par value of all Shares.
Relevant Market	shall mean the automotive industry and any other industry in which mass volume application of CEMS and/or Battery Packs is possible and commercially feasible.
Securities Purchase Agreement	means the securities purchase agreement regarding LTC dated on the same date as this Agreement.

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Seller	has the meaning ascribed to such term in Section 6.4.1
Shareholder	shall mean LTC-Company and FN and any other Person holding one or more Shares at any given time.
Shares	shall mean the A Shares and the B Shares of the Company collectively outstanding at any given time, and Share shall mean each of the Shares.
Tag-Along Notice	has the meaning ascribed to such term in Section 6.5.1.
Tag-Along Right	has the meaning ascribed to such term in Section 6.5.1.
Technologies	shall mean the LTC Technology and the FN Technology collectively.
Terminating Shareholder	has the meaning ascribed to such term in Section 11.1.4.
Transfer
shall mean any transfer or disposition (whether by operation of law or otherwise) of all or part of the ownership rights attached to Shares, for consideration or for free, irrespective of the legal qualification of such transfer.

2.	GENERAL RULE

2.1
This Agreement shall apply to all present and future Shares which following the incorporation of the Company are owned or thereafter will be acquired at any time during the term of this Agreement by the present or future Shareholders or their permitted assignees or successors, as the case may be.

2.2
The Shareholders shall always act, whether as Shareholders and/or, to the extent possible and legally permissible, through the Board Members nominated by them or as principals of the management of the Company, in the spirit of and in accordance with the provisions of this Agreement, and therefore shall always undertake all reasonable efforts, in particular with regard to their voting rights as Shareholders and/or, to the extent possible and legally permissible, through the Board Members designated by them, in order to fulfill their obligations under and give effect to the provisions and principles laid down in this Agreement.

3.	INCORPORATION OF THE COMPANY

3.1	Incorporation of the Company

The Shareholders hereby agree and undertake to incorporate immediately after the Effective Date the Company as a Swiss corporation (Aktiengesellschaft) with the Articles of Association and the Organizational Rules and with initial registered offices in Zug, registered with address c/o Grant Thornton Wirtschaftsprüfung AG, Baarerstrasse 2, 6300 Zug, Switzerland.

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3.2	Incorporation Capital and Voting Rights

3.2.1	The Company shall initially have a nominal share capital of CHF 420,000 divided into 70,000 A Shares and 30,000 B Shares. The Shareholders undertake to subscribe for the Shares as follows:

Shareholder	Shares in the Company	Economic Ownership	Voting Rights	Par Value (CHF)
FN	70,000 A Shares (with a par value of CHF 3 each)	50%	70%	210,000.00
LTC-Company	30,000 B Shares (with a par value of CHF 7 each)	50%	30%	210,000.00
Total	100,000 Shares	100%	100%	420,000.00

3.2.2
The issue price for each A Share shall be CHF 7 (consisting of CHF 3 as par value and CHF 4 as issuing premium) and FN undertakes to pay-in an aggregate amount of CHF 490,000.00 for all 70,000 A Shares, with the CHF 280,000 issuing premium to be booked in the accounts of the Company accordingly.

3.2.3
The issue price for each B Share shall be CHF 16 1/3 (consisting of CHF 7 as par value and CHF 9 1/3 as issuing premium) and LTC-Company undertakes to pay-in an aggregate amount of CHF 490,000.00 for all 30,000 B Shares, with the CHF 280,000 issuing premium to be booked in the accounts of the Company accordingly.

3.2.4
The Articles of Association will provide that each Share will have one vote irrespective of its par value and the voting rights of each Shareholder are determined by the number of Shares owned. Hence, FN will have 70% of the voting rights and LTC-Company will have 30% of the voting rights.

3.3	Initial Composition of the Board

3.3.1
Each Shareholder shall have the right to nominate two (2) members of the Board. FN shall always be entitled to designate the Chairperson of the Board who shall have a casting vote as defined in the Organizational Rules (all members of the Board, including the Chairperson, hereinafter the Board Members). The Board shall initially consist of the following four (4) members nominated as follows:

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-	Mr. Kamal Siddiqi, Chairperson nominated by FN

-	Mr. William Tet Hin Chia, Member nominated by FN

-	Mr. Fred Mulder, Member nominated by LTC

-	Mr. Theo Kremers, Member nominated by LTC

The Shareholders endeavour to nominate an external and independent Board Member in mutual agreement at a later stage.

3.3.2
The Shareholders undertake to elect the Board Members mentioned above at the incorporation meeting of the Company for a term lasting until the next annual shareholders' meeting of the Company at which the annual report of the preceding business year is approved. Thereafter and during the term of this Agreement, the Shareholders undertake to elect Board Members in accordance with Section 5.4.

3.3.3
At or promptly following the incorporation meeting, the Board so elected as per this Section 3.3 shall pass resolutions (i) that (A) each Board Member appointed by FN shall have signatory power for the Company collectively with either the independent Board Member or a Board Member appointed by LTC; (B) each Board Member appointed by LTC shall have signatory power for the company collectively with either the independent Board Member or a Board Member appointed by FN; and (C) the independent Board Member shall have signatory power for the company collectively with any other Board Member; (ii) appointing Mr. Kamal Siddiqi as Chairperson of the Board (with single signatory powers solely for the purpose of the registration with the competent commercial register) and (iii) adopt the Organizational Rules for the Company.

3.4	Initial Auditors of the Company

The Shareholders agree and undertake to elect as initial auditors of the Company Grant Thornton Wirtschaftsprüfung AG, in Zug, Switzerland for a term lasting until the next annual shareholders' meeting of the company at which the annual report of the preceding business year is approved. Thereafter and during the term of this Agreement, the Shareholders undertake to elect the auditors annually in accordance with Section 5.3.2.

4.	USE OF FUNDS AND FURTHER FINANCING

4.1	Use of Funds upon Incorporation

The Company will use the funds received upon incorporation (paid-in capital) exclusively for working capital and general corporate purposes in accordance with the Business Plan from time to time.

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4.2	Commitment for further Financing

4.2.1
The Shareholders agree and hereby undertake to provide additional financing to the Company up to a maximum amount of CHF 510,000 per Shareholder and CHF 1,020,000 in the aggregate. Such financing commitment shall be called upon by resolution by the Board upon (a) a Qualified Consent of the Shareholders thereto; or (b) either of the following conditions being met:

(i)	the Company's available cash reserves drop below CHF 200,000 (or foreign currency equivalent); or

(ii)	the Company's last annual balance sheet shows that one-half of the Company's share capital and the legal reserves are no longer covered pursuant to Art. 725 para. 1 CO (i.e. loss of capital).

4.2.2	Upon either of the conditions in Section 4.2.1 being fulfilled, the Board is obligated to immediately call upon the financing commitments of the Shareholders either in form of

(i)	a capital increase, whereby each Shareholder shall subscribe for the same class of Shares it already holds; or

(ii)	à fonds perdu contributions to the Company to be booked directly into equity of the Company without issuing any additional Shares; or

(iii)	in form of Shareholders' loans with or without subordination.

4.2.3
Any calling upon the financing commitment of the Shareholders under Section 4.2.1 by the Board can extend to the entire commitment amounts or any part thereof (up to the aggregate amount of such committed amounts) and shall always be made for equal amounts for each Shareholder.

4.2.4
In the event that either Shareholder (hereinafter the Non-Payer) does not pay-in the full amount of its commitment within the time period set by the respective Board resolution, the Non-Payer shall be excluded from the respective financing round. In such situation, the financing shall, irrespective of the initial form of financing resolved by the Board, be completed in the form of an ordinary capital increase, under which only the other Shareholder shall be entitled to subscribe for so many Shares of the class he already owns as represents its portion of the financing called upon, plus, at the other Shareholder's discretion, for any additional amount up to the amount of additional financing the Non-Payer would otherwise have subscribed for. The issue price in such capital increase shall be equal to the respective par value of the Shares class to be issued.

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4.3	Future Financing of the Company

4.3.1
The Parties expect that the initial share capital of the Company plus the amounts committed by the Shareholders under Section 4.2.1, together with the revenues from its business activities, should be sufficient to achieve break-even.

4.3.2
In the event that within the scope of the Business Plan from time to time additional financing is required, the Board shall resolve upon such financing (including on the form and the amount) and offer each Shareholder to participate on a pro rata basis in such financing, provided that if such financing is resolved to be made in form of a capital increase, each Shareholder shall be offered to subscribe for a pro rata number of Shares on a Share class-by-Share class basis. For the avoidance of doubt, the Parties understand that, subject to Section 4.2.1 above, no Shareholder shall be under any obligation to participate in any future financing of the Company, but that the Company may offer newly to be issued shares to the other Shareholder or other Persons and may issue new classes of shares with preferential rights to the current Shares resulting in dilution of the Shareholders not participating.

4.3.3
The subscription right may only be excluded for an important reason by the meeting of Shareholders as provided for in article 652b para 2 CO and, for the avoidance of doubt, by the principles developed by jurisdiction and doctrine in connection with such article.

5.	CORPORATE GOVERNANCE

The following rules shall regulate the corporate governance of the Company:

5.1	Equal Economic treatment of the Shareholders

5.1.1
Each Shareholder shall be treated in economic terms, including without limitation payment of royalties pursuant to the Licence Agreements, dividends and liquidation proceeds (but not voting rights), equal according to the par value of its shareholding. There shall be neither separate payments nor other advantages of an economic value to or for a specific Shareholder based on the class of Shares it holds.

5.2	Dividend Policy

5.2.1
The Shareholders agree that the Company shall not pay any dividends in the first full business year after incorporation and accumulate any profits generated (if any) unless otherwise agreed by Qualified Consent of the Shareholders.

5.2.2
As from the second (2nd) full business year after incorporation, the Company shall, and the Shareholders undertake to vote in favour of any such resolution, declare and pay out dividends amounting to 50% of the accumulated profits as shown in the balance sheet of the Company at the disposition of the Shareholders' pursuant to and subject to articles 674 and 675 CO, unless otherwise agreed by Qualified Consent of the Shareholders. The remaining 50% of the accumulated profits shall be carried forward to new account and be used as working capital of the Company, unless otherwise agreed by Qualified Consent of the Shareholders.

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5.3	Resolutions by the General Meeting

5.3.1
The general meetings of Shareholders (each a General Meeting) will take their resolutions and make their elections in accordance with the procedural rules laid down by the law and the Articles of Association. Each Shareholder shall have the right to request an extraordinary General Meeting if the Shareholder reasonably deems such a meeting necessary. Invitations to any General Meeting shall be made by registered mail no later than 20 days before the date for which the General Meeting is scheduled to the addresses entered in the Company's share register.

5.3.2	Notwithstanding the foregoing, the Shareholders agree that:

(i)
any repurchase of Shares other than (a) pursuant to an equity incentive plan or restricted stock agreements with directors, employees, consultants or service providers or (b) upon exercise of the Company’s right of first refusal under an employee stock option agreement;

(ii)	modification of the Accounting Standards and/or the format of the annual accounts;

(iii)	approval of the annual accounts;

(iv)	amendment of the Articles of Association;

(v)
any resolution on the allocation of the disposable profit, in particular but not limited to any set-off of profits, any allocation to any reserves, any formation of reserves and any declaration and subsequent payment of dividends or other distributions by the Company with respect to the Shares in deviation of Section 5.2;

(vi)	any further financing required by the Company under Section 4.2.1 (a) (but not if either of the conditions under Section 4.2.1 (b) (i) or (ii) are met);

(vii)	any resolution resolving for the preparation of an initial public offering (an IPO), including a resolution to increase the capital to be made available into an IPO;

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(viii)
any agreement or resolution by the Company regarding any direct or indirect sale of all or substantially all of the material assets belonging to the Company or the exclusive license of substantially all of the intellectual property assets that are material to the Company's business (an Asset Transfer);

(ix)	any acquisition, consolidation, merger or de-merger of the Company with or into any other corporation or other entity or Person, or any other corporate reorganization (an Acquisition);

(x)	any increase or decrease in the number of the Board Members as provided for in Section 3.3;

(xi)	the election of another auditor of the Company than the initially elected auditors pursuant to Section 3.4;

(xii)	passing any resolution for dissolution, liquidation and winding up the Company; and

(xiii)	all decisions listed in article 704 para. 1 CO;

require a Qualified Consent of the Shareholders.

5.4	Board of Directors

5.4.1
The Board shall have the powers, rights and duties as set out in, and its meetings and passing of resolutions shall be governed by, the CO and other applicable laws, the Articles of Association and the Organizational Rules.

5.4.2
Any nomination by a Shareholder of Board Members as provided for in Section 3.3.1 shall be supported by the other Shareholder in good faith unless such other Shareholder has important reasons to consider the nominated Board Member unfit or unsound to fulfil the required tasks as Board Member. In any such a case, the Shareholder having the right to nominate such Board Member may make another proposal.

5.4.3
A Shareholder having nominated a Board Member shall have the right at all times to remove and replace such Board Member, and the other Shareholder shall cast its votes in support of any such replacement.

5.4.4
The Company shall reimburse the Board Members' reasonable out-of-pocket expenses incurred in the pursuit of the Company's business including for material travel and communication as well as reasonable expenses incurred in attending Board meetings, committee meetings or otherwise representing the Company. The independent Board Member shall receive a compensation to be agreed upon by the Board.

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5.5	Board Committees and Management

5.5.1
The Board may establish Committees for specific tasks and delegate certain duties and powers to such Committees as provided for in the Organizational Rules. The Parties agree that at least one Board Member appointed by LTC will take place in the audit committee of the Company.

5.5.2	The Board may also delegate all or part of the day-to-day management of the Company to a CEO and/or an executive management pursuant and subject to the Organizational Rules.

6.	TRANSFER OF SHARES

6.1	Transfer Restrictions in the Articles of Association

The Parties undertake, and the Shareholders agree to instruct the Board Members nominated by them, to approve any Transfer of Shares made in compliance with the provisions of this Agreement and to not approve any transfer of Shares made or attempted to be made in violation of any provision of this Agreement.

6.2	Pledges and Encumbrances

The Shareholders undertake not to pledge or otherwise encumber any Shares held by a Shareholder at any time.

6.3	Intra-Group Transfers

6.3.1
The following rules regarding the Transfer of Shares shall not apply if one Shareholder transfers all or any of the Shares to an Affiliate of such Shareholder, provided that in each case the acquiring Affiliate accepts all rights and obligations under this Agreement and becomes a party hereto by execution of a deed of adherence.

6.3.2
In the event that a Shareholder only transfers a portion of the Shares held by it to an Affiliate and retains holding in the remaining Shares, then both such Shareholder and its Affiliate must accept all rights and obligations under this Agreement and become a party to this Agreement by execution of a deed of adherence. In each case, the Shareholders undertake to accept the adherence of such Affiliate to this Agreement.

6.3.3
In the event that a Shareholder jointly with an Affiliate holds Shares and such Affiliate is proposed to cease to be an Affiliate of such Shareholder, then such event constitutes a proposed Transfer of the Shares held by such Affiliate and will be subject to the provisions of Section 6.4, unless such Affiliate prior to such event either re-transfers the Shares held by it to the respective Shareholder or to another Affiliate.

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6.4	Right of First Refusal

6.4.1
If a Shareholder (hereinafter a Seller) desires to Transfer all or part of the Shares held by him to any Person (hereinafter a Buyer) pursuant to a bona fide offer of such Buyer, the Seller shall first grant to the other Shareholder (hereinafter the Other Shareholder) a right to acquire such Shares at the same terms and conditions than those offered by the Buyer, pursuant to the following provisions.

6.4.2
The Seller must first send to the Other Shareholder and to the Company (with a copy to the Escrow Agent) a written notice indicating the intent to Transfer Shares (the Offer Notice), which shall state at least (i) the number and type of Shares subject to the proposed Transfer (the Offered Shares), (ii) the price per Offered Share offered by the Buyer (the Offer Price), (iii) the name and address of the Buyer, and (iv) the other terms and conditions offered by the Buyer. Furthermore, if the Buyer is a privately held legal entity, the Seller shall provide the Other Shareholder with the identity of the Buyer's shareholders or beneficial owners controlling each at least 20% of such Buyer.

6.4.3
The Other Shareholder shall have the right to exercise its right of first refusal with respect to all, but not only part of the Offered Shares, by giving a written notice (a Notice of Acceptance) to the Seller (with a copy to the Company and the Escrow Agent) within thirty (30) Business Days upon receipt of the Offer Notice. In the event that the Other Shareholder has served a Notice of Acceptance, the Seller is then obliged to sell and transfer the Offered Shares against payment of the Offer Price to the Other Shareholder within ten (10) Business Days after receipt of the Notice of Acceptance in accordance with the terms and conditions set forth in the Offer Notice.

6.5	Tag-Along Right / Drag-Along Right

6.5.1
In the event that the Other Shareholder does not want to exercise its right of first refusal under Section 6.4, as an alternative, the Other Shareholder shall be entitled to co-sell all its Shares to the Buyer (Tag-Along Right) at the Offer Price and under the terms and conditions set forth in the Offer Notice, and the Seller shall be obligated to procure that the Other Shareholder may co-sell its Shares in accordance with such Tag-Along Right. The Shareholder willing to exercise its Tag-Along Right shall give a notice thereof (a Tag-Along Notice) to the Seller (with a copy to the Company and the Escrow Agent) within thirty (30) Business Days upon receipt of the Offer Notice. The Other Shareholder shall then be obligated to sell its Shares to such third party as part of the same transaction and at the same terms and conditions as set forth in the Offer Notice.

6.5.2
In case neither the right of first refusal nor the Tag-Along Right is exercised, the Seller shall have the right to obligate the Other Shareholder to co-sell all its Shares, but not only part thereof, to the Buyer on the same terms and conditions (a Drag-Along Right), or it is free to sell the Offered Shares to the Buyer on the agreed terms and conditions within ninety (90) Business Days after the Offer Notice. The Shareholder exercising its Drag-Along Right shall give a notice thereof (a Drag-Along Notice) to the Other Shareholder (with a copy to the Company and the Escrow Agent) at least thirty (30) Business Days prior to the date of Transfer.

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6.6	Call Option

6.6.1	In the event that

(i)
A Party breaches this Agreement and the other Party provides thirty (30) days’ prior written notice to the other Party upon or after such breach by the other Party and the breaching party has not cured such breach within the thirty-day period following such written notice by the non-breaching party or, if such breach is not susceptible of cure within such thirty-day period, the breaching Party has not taken appropriate steps to commence such cure during such thirty-day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter; or

(ii)
a Shareholder (or the Shares held by a Shareholder) or in case of LTC Company also LTC or GAIA or DILO, or in case of FN also Kamkorp or FN Research are subject to compulsory execution proceedings, including but not limited as a result of a declaration of bankruptcy, a seizure (Pfändung) maintained for at least thirty (30) days in respect of all or substantially all of its assets, an opening of a moratorium procedure (Nachlassstundung), an agreement with major creditors or any similar restructuring or bankruptcy event; or

(iii)
a Shareholder (or any of its respective Affiliate(s) being a party to such agreements) is in breach of any of the Financing Documents (but only if FN Is not in breach of its obligations under Section 2.6 of the Securities Purchase Agreement) or the License Agreements and has not duly and timely cured such breach (where applicable) in accordance with the terms of such agreements;

the other Shareholder (the Entitled Shareholder) shall have a call option to buy all the Shares of the concerned Shareholder. The concerned Shareholder shall be obligated to promptly notify such event to the Entitled Shareholder.

6.6.2
The call option referred to in Section 6.6.1 may be exercised within ninety (90) Business Days following the notice by the concerned Shareholder under Section 6.6.1 or after the Entitled Shareholder otherwise learned about the event triggering the Call Option and notified the concerned Shareholder accordingly, whatever is the earlier, at 90% of the net equity value of the Shares (pro rate equity of the Company) based on the last audited financial statements of the Company (the Call Option Price). The Entitled Shareholder willing to exercise the call option referred to in Section 6.6.1 shall give a notice thereof (a Call Option Notice) to the concerned Shareholder (with a copy to the Company and the Escrow Agent). The concerned Shareholder undertakes to, and its receiver, trustee or similar body or authority shall be obliged to, Transfer its Shares to the Entitled Shareholder within ten (10) Business days from the date of the Call Option Notice against payment of the Call Option Price.

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6.6.3	In case that

(i)	this Agreement is terminated by either Shareholder in accordance with Section 11.1.4; or

(ii)
in the event of a change of Control at either LTC-Company or LTC (or GAIA or DILO as licensors under the LTC License Agreement) (other than a change of Control by FN) or FN (or Kamkorp or FN Research);

the other Shareholder may exercise a call option pursuant to Section 6.6.2, except that the Call Option Price shall be the Fair Market Value.

7.	REALISATION OF INVESTMENT

7.1	IPO / Mandatory Conversion

7.1.1
In the event that the Shareholders agree to initiate the process for an IPO of the Company, then each Shareholder consents to vote in favour of an amendment of the capital structure of the Company and convert its Shares into Shares with a uniform par value without taking into account the voting rights in case of an IPO and to vote for an increase of the share capital if such resolutions are required in view of an IPO. Each Shareholder waives its subscription right in respect to a capital increase made for such Initial Public Offering.

7.1.2	The Shareholders will agree to a customary lock-up period required in connection with an Initial Public Offering or strategic sale of the Company.

7.2	Voluntary Conversion

FN will have the right to convert its respective A Shares at its option, at any time, into B Shares, and LTC-Company undertakes to vote in favour of such conversion at the respective General Meeting of Shareholders.

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8.	CONFIDENTIALITY

8.1
The Shareholders undertake that each of them, and will procure that each of their respective nominated Board Members, will not at any time hereafter divulge or communicate to any Person (other than where relevant to their officers, employees or professional advisers bound by a confidentiality undertaking not less stringent than this and whose position makes it necessary to know the same) (the Authorized Recipient) any information on the Company's business or affairs or about the content of this Agreement (hereinafter Confidential Information) except for such information that:

(i)	was known or used by such Authorised Recipient prior to the date of disclosure to such Authorised Recipient as demonstrated by legally admissible evidence available to such Authorised Recipient;

(ii)
either before or after the date of the disclosure to such Authorised Recipient is lawfully disclosed to such Authorised Recipient by sources other than the Company lawfully in possession of the Confidential Information;

(iii)
either before or after the date of the disclosure to such Authorised Recipient becomes published or otherwise part of the public domain through no fault or omission on the part of such Authorised Recipient;

(iv)	is independently developed by or for such Authorised Recipient without reference to or in reliance upon the Confidential Information as demonstrated by competent written records; or

(v)
is required to be disclosed by such Shareholder, respectively Board Member, to comply with applicable laws or regulations or to defend or prosecute litigation, provided that such Shareholder, respectively Board Member, provides prior written notice of such disclosure to the Company (if and where permitted) and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

8.2
A Shareholder or its agent or representative may disclose any Confidential Information relating to the Company to a prospective Buyer with the written consent of the Company, provided that a confidentiality agreement is entered into by the Shareholder with the prospective Buyer to ensure the confidential treatment of the Confidential Information pursuant to the terms of this Agreement. Further, disclosure by the Company of the identity of any Shareholder and its investment position and disclosure by any Shareholder of its investment and the size thereof in the Company shall not constitute a breach of this Section.

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8.3	The duty to keep Confidential Information confidential survives this Agreement.

9.	TECHNOLOGY WARRANTY BY THE SHAREHOLDERS

9.1
To induce the other Shareholder to enter into this Agreement, each Shareholder represents and warrants to the other Shareholder with respect to the Technologies licensed to the Company under the License Agreements as follows:

9.2	FN represents and warrants to LTC-Company as of the Effective Date that the FN Technology exists and:

(a)	meets OEM criteria;

(b)
is capable to fully fulfil its intended functionality and fully achieve its intended purposes and performance levels under the License Agreement between the Company and FN, including without limitation (together with the LTC Technology) the design, production, marketing and sale of the Products for use and sale to the Relevant Market; and

(c)
that the FN Technology shall be as advanced, complete, accurate and reliable as required by the Company to exercise and enjoy the license granted under the License Agreement between the Company and FN as at the date of the license grant.

9.3	LTC-Company represents and warrants to FN as of the Effective Date that the LTC Technology exists and:

(a)	meets OEM criteria;

(b)
is capable to fully fulfil its intended functionality and fully achieve its intended purposes and performance levels under the License Agreement between the Company and LTC and its respective Affiliates, including without limitation (together with the FN Technology) the design, production, marketing and sale of the Products for use and sale to the Relevant Market; and

(c)
that the LTC Technology shall be as advanced, complete, accurate and reliable as required by the Company to exercise and enjoy the license granted under the License Agreement between the Company and LTC and its respective Affiliates as at the date of the license grant.

9.4
In case that a Shareholder alleges a material non-compliance by the other Shareholder with Sections 9.2 and 9.3, respectively, such Shareholder shall notify the other Shareholder in writing of such alleged non-compliance setting forth in all reasonable detail the reasons and facts thereof. Any such notice for alleged material non-compliance of the technology warranties by each Shareholder under this Section 9.4 may only be given in accordance with Section 11.5 and before the second anniversary of the Effective Date. Upon receipt of such notice, the Parties undertake to meet as promptly as possible to discuss and possibly resolve the issues of such alleged material non-compliance within two (2) months after such notice.

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9.5
In the event that the Shareholders may not agree to a mutually acceptable resolution of the issue raised in the notice pursuant to Section 9.4, the Shareholder having issued such notice shall be entitled to initiate arbitration proceedings against the other Shareholder in accordance with Section 12.2 to have finally determined whether or not there is a material non-compliance with the technology warranty under Section 9.2 or 9.3, as the case may be. In the event that such arbitration proceedings result in an award ascertaining a material non-compliance under the technology warranties, then the Shareholder having issued the notice pursuant to Section 9.4 (or its Affiliates being the licensors under the respective License Agreement) has the right to (i) forthwith terminate the License Agreement to which it is a party and (ii) forthwith demand that the Company and the other Shareholder terminate the License Agreement to which the other Shareholder is a party, by written notice within one (1) month following receipt of such arbitration award and without any termination costs being payable by any party to the License Agreements, it being understood that such Shareholder may only elect both under (i) and (ii) hereinbefore (but not only one of both). Following the demand to terminate the License Agreement to which the Shareholder having issued the notice pursuant to Section 9.4, each of the Company and the other Shareholder shall take all necessary steps to promptly terminate such License Agreement. After the unused expiration of such one (1) month period, this rights under (i) and (ii) above shall be forfeited.

9.6
In the event that the Shareholders (or their respective Affiliates being the licensors under the License Agreements) have terminated the License Agreements pursuant to Section 9.5, the Shareholders shall in good faith mutually determine the future of the Company, including without limitation a wind-down, sale or liquidation.

9.7
The Parties understand, acknowledge and agree that the remedies under Section 9.4 and 9.5 in case of an alleged material non-compliance of the technology warranties under this Section 9 shall be the sole and exclusive remedies, and that in particular the call option under Section 6.6 shall not apply and no Party may claim any damages under what title ever from another Party as a result of an alleged (or actual) material non-compliance of the technology warranties be ascertained by the arbitration award.

10.	ENFORCEMENT OF THIS AGREEMENT

10.1	Deposition of Shares with Escrow Agent

During the term of this Agreement, the share certificates issued, validly endorsed in blank and representing all outstanding Shares of the Company and the share register remain deposited with [Grant Thornton Wirtschaftsprüfung AG, in Zug, Switzerland], who will serve as the escrow agent (Escrow Agent).

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10.2	Obligations of the Escrow Agent

The obligations between the Parties and the Escrow Agent are subject to the Escrow Agreement in substantial form as set forth in the draft as attached hereto in Annex E.

11.	FINAL PROVISIONS

11.1	Duration and Ordinary Termination

11.1.1	This Agreement shall enter into force and become effective as of the Effective Date upon execution by all Parties.

11.1.2	This Agreement shall expire at the earlier of:

(i)
the tenth (10th) anniversary of the Effective Date, provided a Shareholder notifies the other Shareholder in writing and not less than six (6) months prior to such tenth anniversary of its intention to terminate this Agreement;

(ii)	completion of an IPO;

(iii)	completion of a Transfer of all Shares to a third Person in accordance with the provisions of this Agreement; and

(iv)	all Shares of the Company are owned by the same Shareholder.

11.1.3
If no Shareholder timely notifies the other Shareholder of its intention to terminate under Section 11.1.2(i) above, this Agreement will be renewed for a subsequent term of one (1) year, such term being self renewable, unless a Shareholder notifies the other Shareholder in writing and not less than 6 month prior to the end of such subsequent term of its intention to terminate this Agreement.

11.1.4
If one Shareholder terminates the Agreement in accordance with Section 11.1.2(i) (the Terminating Shareholder), the other Party shall have the right to exercise the call option in accordance with Section 6.6.3(i).

11.2	Relationship to Articles of Association / Discrepancies

Unless expressly provided otherwise herein, the Articles of Association, the Organizational Rules and other constitutive, organizational or governing documents of the Company or any subsidiary of the Company shall, to the fullest extent permissible under applicable laws, include at all times any provisions required to give full effect to the terms and conditions of this Agreement.

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In the event of a conflict or inconsistencies between the provisions of this Agreement and the Articles of Association or the Organizational Rules or any other constitutive, organizational or governing documents of the Company or any subsidiary of the Company, this Agreement shall prevail between the Parties.

11.3	Assignment

The rights and obligations under this Agreement may only be transferred together with the Shares, such transfer of Shares to take place in accordance with the provisions of this Agreement.

11.4	Severability

In case that any provision of this Agreement turns out to be invalid, illegal or unenforceable, the remaining provisions have to be regarded as severable and enforceable in accordance with their terms. As far as possible invalid, illegal or unenforceable provisions will be replaced by provisions which are as similar as possible and valid.

11.5	Notices

Any notices between the Shareholders shall be valid if sent by first class mail or international courier service to the Shareholder to be served at the address appearing above in this Agreement or notified from time to time. A copy of such notice must be sent by registered mail to the Company.

11.6	Entire Agreement

This Agreement, together with all Annexes referred to herein, represents the entire Agreement between the Parties with respect to the subject matter hereof and replaces any previous understanding or agreement between the Parties in respect thereof, including without limitation the Term Sheet executed on 28 September 2010.

11.7	Modification / Amendment of this Agreement

Neither this Agreement nor any of its provisions can be modified, amended, changed, discharged or terminated except by an instrument in writing which shall be signed by all Parties.

11.8	Costs

Each Party shall pay all costs, fees and taxes which such Party incurred in connection with this Agreement.

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11.9	No Forfeiture of Rights

In case a Shareholder does not execute or enforce a right granted by this Agreement, it cannot be deemed to be forfeited.

12.	APPLICABLE LAW AND JURISDICTION

12.1	Applicable law

This Agreement and all disputes including those concerning any statute of limitations, set-off claims, tort claims, contractual and non-contractual claims and interest claims, shall be governed by the laws of Switzerland excluding its conflict of laws rules and (to the extent otherwise applicable) the Vienna Convention on the International Sale of Goods dated 11 April 1980.

12.2	Jurisdiction

Any disputes, controversy or claim arising under, out of or relating to this Agreement, its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be exclusively referred to and resolved under the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce (SCC) in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The arbitration tribunal shall consist of three (3) members. Each Party shall appoint one (1) arbitrator. The two arbitrators so appointed shall designate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation, the SCC shall appoint the presiding arbitrator. The arbitration shall be conducted in the English language and shall take place in Zug, Switzerland. The arbitration award shall be final and binding on the Parties and the tribunal shall decide on the allocation of costs and expenses incurred by the Parties in connection with such proceedings.

Notwithstanding the preceding paragraph, either party may seek for and enforce preliminary and injunctive measures in any court having jurisdiction.

***

[Signatures to follow on the next page]

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the Effective Date.

GAIA Holding B.V

Name: /s/ Theo M.M. Kremers Title: CEO of LTC	Name: Title:

Cicco Holding AG

Name: /s/ Dr. iur. Toni Russi Title: Member of the Board

JV NewCo AG, in the course of incorporation

Name: (on behalf of GAIA Holding B.V.) /s/ Theo M.M. Kremers	Name: (on behalf of Cicco Holding AG) /s/ Dr. iur. Toni Russi

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Annex A
Execution copy

Statuten / Articles of Association der / of JV NewCo AG [JV NewCo Ltd]

I. Firma, Sitz, Dauer und Zweck	I. Corporate Name, Domicile, Duration and Purpose

Artikel 1 - Firma; Sitz; Dauer -	Article 1 - Corporate Name; Domicile; Duration -
Unter der Firma JV NewCo AG, [JV NewCo Ltd] (hiernach die "Gesellschaft") besteht eine Aktiengesellschaft im Sinne von Art. 620 ff. des Schweizerischen Obligationenrechts (hiernach "OR") mit Sitz in Zug. Die Dauer der Gesellschaft ist unbeschränkt.

Under the corporate name of JV NewCo AG [JV NewCo Ltd] (hereinafter the "Company") exists a corporation pursuant to article 620 et seq. of the Swiss Code of Obligations (hereinafter "CO") with registered offices in Zug. The duration of the Company is unlimited.

Artikel 2 - Zweck -	Article 2 - Purpose -
1 Der Zweck der Gesellschaft ist die Entwicklung, Herstellung, Vermarktung und Verkauf von Energiesystemen, insbesondere im Bereich der Automobilindustrie im weitesten Sinne.	1 The purpose of the Company is the development, production, marketing and sale of energy systems, in particular in the automotive industry in the broadest sense.
2 Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und sich an anderen Unternehmen im In- und Ausland beteiligen.	2 The Company may establish and maintain domestic and foreign branches and subsidiaries and may participate in other enterprises domestic and abroad.
3 Die Gesellschaft kann Grundstücke und Immaterialgüterrechte und Lizenzen jeder Art im In- und Ausland erwerben, halten verwerten und veräussern.	3 The Company may purchase, hold, exploit and sell real estate and every kind of intellectual property and licences domestic and abroad.
4      Die Gesellschaft kann Vertretungen übernehmen sowie alle Geschäfte eingehen und Verträge abschliessen, die geeignet sein können, den Zweck der Gesellschaft zu fördern, oder die direkt oder indirekt damit im Zusammenhang stehen.  Sie kann auch Finanzierungen für eigene oder fremde Rechnung vornehmen, insbesondere die Finanzierung von Beteiligungsgesellschaften, sowie Garantien und Bürgschaften für verbundene Unternehmen und Dritte eingehen.

4      The Company may represent third parties and engage in business and enter into agreements which are appropriate to promote the purpose of the Company or are directly or indirectly within the scope of its activities. It may also undertake financing for itself or on behalf of other parties, as well as enter into promise agreements and provide guarantees in favour of associated companies and third parties.

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II. Aktienkapital und Aktien	II. Share Capital and Shares

Artikel 3 - Aktienkapital -	Article 3 - Share Capital -
1      Das Aktienkapital der Gesellschaft beträgt CHF 420'000 und ist eingeteilt in 30'000 Namenaktien mit einem Nennwert von je CHF 7 und 70'000 Namenaktien mit einem Nennwert von je CHF 3 (Stimmrechtsaktien).

1      The share capital of the Company amounts to CHF 420'000 and is divided into 30'000 registered shares with a nominal value of CHF 7 each and 70'000 shares with a nominal value of CHF 3 each (shares with privileged voting rights).

2 Das Aktienkapital ist vollständig liberiert.	2 The share capital is fully paid-in.

Artikel 4 - Aktienzertifikate -	Article 4 - Share Certificates -
1      Die Gesellschaft kann anstelle von einzelnen Aktien Aktienzertifikate über mehrere Aktien ausstellen. Das Eigentum oder die Nutzniessung an einem Aktientitel oder Aktienzertifikat und jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich.

1      The Company is entitled to issue share certificates which represent one or more shares in lieu of certificates for individual shares. The ownership or the usufruct of a share title, or share certificate and each exercise of shareholders' rights automatically entails recognition of the version of the Articles of Association then in force.

Artikel 5 - Aktienbuch; Aktienübertragung (Vinkulierung); Anerkennung als Aktionär -	Article 5 - Share Register; Transfer of Shares (Transfer Restrictions); Recognition as Shareholder -
1      Der Verwaltungsrat führt über die Namenaktien ein Aktienbuch, in das die Eigentümer und Nutzniesser mit Namen und Vornamen (bei juristischen Personen Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen Sitz) eingetragen werden.

1      The Company keeps a share register in which the name and first name (in case of legal entities the business name), address and nationality (in case of legal entities the registered office) of the holders and the usufructuaries of registered shares are entered.

2      Die Übertragung der Aktien erfolgt durch Übergabe des indossierten Aktientitels oder –zertifikats an den Erwerber. Eine Übertragung der Aktien mittels Zession und Übergabe des Aktientitels oder –zertifikats ist ausgeschlossen.

2      Any transfer of the shares may only be made by handing over the duly endorsed share certificates to the transferee. A transfer of the shares by a cession and handing over of the share certificates is not permissible.

3 Die Übertragung der Namenaktien oder die Begründung einer Nutzniessung an Namenaktien bedarf der Zustimmung der Gesellschaft.	3 Registered shares may only be transferred or assigned for usufruct with the consent of the Company.
4      Der Erwerber von Namenaktien wird auf Gesuch hin als Aktionär mit Stimmrecht im Aktienbuch eingetragen. Der Verwaltungsrat kann das Eintragung ablehnen wenn der Erwerber nicht ausdrücklich erklärt, diese Namenaktien im eigenen Namen und für eigene Rechnung erworben zu haben.

4      A purchaser of registered shares shall upon request be registered in the share register as shareholder with voting rights. The Board of Directors may refuse the registration in the share register if the purchaser does not expressly declare in the request for registration that he has bought the registered shares in his own name and for his own account.  be  in the share register .

5 Die Gesellschaft anerkennt nur die im Aktienbuch eingetragenen, natürlichen und juristischen Personen als Aktionäre.	5 Only such person or legal entity as is entered in the share register will be regarded as a shareholder of the Company.
6      Der Verwaltungsrat kann die Eintragung nach Anhörung des eingetragenen Aktionärs im Aktienbuch mit Rückwirkung auf das Datum der Eintragung löschen, wenn diese durch falsche Angaben zustande gekommen sind. Der Betroffene muss über die Streichung sofort informiert werden.

6      After hearing the registered shareholder, the Board of Directors may cancel, with retroactive effect as of the date of registration, the entry of shareholders if the registration came into effect based on false information. The shareholder concerned shall be informed immediately of the cancellation of registration.

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Artikel 6 - Eintragungsgesuch -	Article 6 - Application of Entry -
1 Die einzelne Aktie ist unteilbar. Die Gesellschaft anerkennt nur einen Vertreter für jede Aktie.	1 The individual share is indivisible. The Company recognises only one representative for each share.
2      Eintragungen von Aktionären ins Aktienbuch erfolgen aufgrund eines hierfür zur Verfügung gestellten Formulars, welches der Erwerber vollständig und richtig auszufüllen und zu unterzeichnen hat. Ändert ein Aktionär seinen Sitz oder Wohnsitz, hat er der Gesellschaft die neue Adresse schriftlich mitzuteilen.

2      Entry of shareholders in the share register shall be made on the basis of the form provided for this purpose, which the acquirer must fill out completely and truthfully and sign. If a shareholder changes his address or domicile, such new address must be notified to the Company in writing.

III. Organisation der Gesellschaft	III. Organization of the Company

Artikel 7 - Organisation -	Article 7 - Organization -
Die Organe der Gesellschaft sind:	The corporate bodies of the Company are:
A. Die Generalversammlung; B. Der Verwaltungsrat; C. Die Revisionsstelle.	A. The General Meeting of Shareholders; B. The Board of Directors; C. The Auditors.

A. Generalversammlung	A. The General Meeting of Shareholders

Artikel 8 - Befugnisse; Pflichten -	Article 8 - Powers; Duties -
Die Generalversammlung ist das oberste Organ der Gesellschaft mit folgenden, unübertragbaren Befugnissen:	The General Meeting of Shareholders is the supreme corporate body of the Company with the following non-transferable powers:
1. Festsetzung und Änderung der Statuten (unter Vorbehalt der Art. 651a ff. OR);	1. to adopt and amend the Articles of Association (subject to article 651a et seq. CO);
2. Wahl und Abberufung der Mitglieder des Verwaltungsrates, der Revisionsstelle sowie allenfalls des Konzernprüfers;	2. to elect and recall the members of the Board of Directors as well as the statutory and, if necessary, the group auditors;
3.     Genehmigung des Jahresberichtes, der Jahresrechnung und der Konzernrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantiemen an die Mitglieder des Verwaltungsrates;

3.     to approve the annual report, the annual statutory and the annual consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown in the balance sheet, in particular to declare dividends and bonus payments to the members of the Board of Directors;

4. Entlastung der Mitglieder des Verwaltungsrates;	4. to discharge the members of the Board of Directors;
5.     Beschlussfassung über die Gegenstände, welche der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich von Art. 716a OR, durch den Verwaltungsrat vorgelegt werden.

5.     to pass resolutions regarding issues which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which, subject to article 716a CO, are presented to it by the Board of Directors.

Artikel 9 - Ordentliche Generalversammlungen -	Article 9 - Ordinary General Meetings of Shareholders -
1 Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt.	1 The ordinary General Meeting of Shareholders shall take place annually within six months after the close of the business year.

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2      Spätestens zwanzig (20) Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht am Sitz der Gesellschaft zur Einsicht durch die Aktionäre aufzulegen. In der Einladung zur Generalversammlung ist zu erwähnen, dass jeder Aktionär eine Kopie dieser Unterlagen verlangen kann.

2      The annual business report and the Auditors’ report must be made available for inspection by the shareholders at the head office of the Company at least twenty (20) days prior to the date of the ordinary General Meeting. The invitation to the General Meeting shall indicate, that each shareholder may request a copy of these documents.

Artikel 10 - Ausserordentliche Generalversammlungen -	Article 10 - Extraordinary General Meetings of Shareholders -
1 Ausserordentliche Generalversammlungen werden einberufen, so oft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fällen.	1 Extraordinary General Meetings of Shareholders shall be called as often as necessary, in particular, in all cases required by law.
2      Zu ausserordentlichen Generalversammlungen hat der Verwaltungsrat einzuladen, wenn Aktionäre, die zusammen mindestens zehn Prozent (10%) des Aktienkapitals vertreten, schriftlich und unter Angabe der Traktanden und Anträge eine Einberufung verlangen. In diesem Fall hat der Verwaltungsrat die Generalversammlung innerhalb von zwei (2) Wochen einzuberufen.

2      Extraordinary General Meetings of Shareholders shall be convened by the Board of Directors if shareholders representing together at least ten percent (10%) of the share capital demand the same in writing, setting forth the agenda of such meeting and the respective motions. In such case, the Board of Directors must call a General Meeting within two (2) weeks.

Artikel 11 - Einberufung; Einladung; Ort; Universalversammlung -	Article 11 - Convocation; Invitations; Place; Universal Meeting -
1      Generalversammlungen werden durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle, spätestens zwanzig (20) Tage vor dem Versammlungstag einberufen. Das Einberufungsrecht steht auch den Liquidatoren zu.

1      General Meetings of Shareholders shall be convened by the Board of Directors and, if need be, by the statutory auditors, at least twenty (20) days prior to the day of the meeting. The liquidator shall also be entitled to convene a General Meeting.

2      Die Einladung zur Generalversammlung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft. Den eingetragenen Aktionären wird die Einladung durch eingeschriebenen Brief zugestellt. Die Einladung hat die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates bzw. die Anträge von Aktionären, die die Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, zu beinhalten.

2      The General Meeting is called by publishing a single notice in the official publication media designated by the Company. An invitation will be sent to all registered shareholders by registered mail. The notice to convene the General Meeting shall specify the agenda and the motions of the Board of Directors and the motions of the shareholders who have requested the General Meeting of Shareholders or who requested that an item be included in the agenda, if any.

3 Die Generalversammlungen finden am Gesellschaftssitz oder an einem anderen, vom Verwaltungsrat zu bestimmenden Ort statt.	3 General Meetings of Shareholders are held at the domicile of the Company or at such other place as the Board of Directors shall determine.
4      Die Eigentümer oder Vertreter von sämtlichen Aktien sind, sofern kein Widerspruch erhoben wird, befugt, eine Generalversammlung ohne Beachtung der vorgenannten Einberufungs- und Einladungsformalitäten durchzuführen (Universalversammlung). Solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind, können alle der Generalversammlung zukommenden Geschäfte behandelt und über sie gültige Beschlüsse gefasst werden.

4      Unless there is any opposition the owners or persons holding valid proxies of all shares are empowered to hold a universal meeting without observance of the said formalities of convocations and invitations. As long as the owners of all shares are present in person or by proxy, such universal meeting may discuss and validly pass resolutions on all matters within the powers of the General Meeting.

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Artikel 12 - Traktandierung -	Article 12 - Agenda -
1      Aktionäre, die mindestens 10% des Aktienkapitals vertreten, können schriftlich die Aufnahme eines Verhandlungsgegenstandes in die Agenda beantragen, sofern dies nicht später als fünfundvierzig (45) Tage vor dem Datum der Generalversammlung und unter Angabe des entsprechenden Antrages erfolgt.

1      Shareholder(s) representing at least 10% of the share capital may request in writing to include an item in the agenda, together with the respective motions, until not later than forty-five (45) days prior to the date of the General Meeting of Shareholders.

2      Es können keine Beschlüsse über Verhandlungsgegenstände gefasst werden, die nicht in dieser Weise angekündigt worden sind, mit Ausnahme von Beschlüssen über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung oder Durchführung einer Sonderprüfung.

2      No resolutions can be passed regarding matters which have not been announced in this manner, except regarding a motion to convene an extraordinary General Meeting of Shareholders or a motion to carry out a special audit.

3 Anträge im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedürfen keiner vorherigen Ankündigung.	3 Motions within the context of an item on the agenda or motions not followed by resolutions do not need to be announced in advance.

Artikel 13 - Versammlungsleitung; Organisation -	Article 13 - Presiding Officer; Organization -
1      Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrates oder bei dessen Verhinderung der Vizepräsident oder ein anderes vom Verwaltungsrat zu diesem Zweck bezeichnetes Mitglied.
1 The chairman of the Board of Directors or, failing him, the vice-chairman or another member specified by the Board of Directors, shall preside at the General Meeting of Shareholders.
2 Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre sein müssen. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	2 The chairman of the meeting shall designate the secretary and the vote counters, who need not be shareholders. The minutes shall be signed by the chairman and the secretary.
3 Der Vorsitzende hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe und störungsfreie Durchführung der Generalversammlung notwendig sind.	3 The chairman of the meeting shall have all powers and authority required for an orderly running of the General Meeting of Shareholders without disruption.

Artikel 14 - Teilnahmeberechtigung; Vertretung -	Article 14 - Right to Attend; Representation -
1      Zur Teilnahme an und Ausübung des Stimmrechts in der Generalversammlung sind diejenigen Aktionäre berechtigt, die an dem jeweils vom Verwaltungsrat bezeichneten Stichtag im Aktienbuch als Aktionäre eingetragen sind.

1      Shareholders entered in the share register as shareholders on a specific qualifying day designated by the Board of Directors shall be entitled to attend the General Meeting of Shareholders and to exercise their votes at the General Meeting.

2 Jeder Aktionär kann sich in der Generalversammlung durch einen Dritten aufgrund einer schriftlichen Vollmacht vertreten lassen.	2 Each shareholder may be represented at the Shareholders' Meeting by another person who is authorised by a written proxy.
3      Organ- und Depotvertreter sowie von der Gesellschaft bezeichnete unabhängige Stimmrechtsvertreter brauchen nicht Aktionäre zu sein. Juristische Personen können durch Unterschrifts- und sonstige Vertretungsberechtigte vertreten werden, ohne dass diese Vertreter selbst Aktionäre sind.

3      The representatives of the executive body of the Company and proxy holders for deposited shares, as well as independent proxy holders designated by the Company need not be shareholders. Legal entities may be represented by a person authorised to bind them by its signature, even if such representative is not a shareholder.

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Artikel 15 - Stimmrechte -	Article 15 - Voting Rights -
Jede Aktie, deren Eigentümer oder Nutzniesser im Aktienbuch eingetragen ist, berechtigt zu einer Stimme. Vorbehalten bleiben Art. 693 Abs. 3 sowie Art. 704 Abs. 1 OR.	Every share whose owner or usufructuary is entered in the share register shall entitle its holder to one vote. Article 693 paragraph. 3 and article 704 paragraph 1 CO remain reserved.

Artikel 16 - Beschlussfähigkeit -	Article 16 - Quorum -
Die Generalversammlung ist beschlussfähig ohne Rücksicht auf die Anzahl der anwesenden und vertretenen Aktien, sofern nicht diese Statuten oder zwingende gesetzliche Bestimmungen für bestimmte Beschlüsse oder Wahlen anderslautende Voraussetzungen beinhalten.

The General Meeting of Shareholders shall constitute a quorum irrespective of the number of shareholders present and shares represented, unless these Articles of Association or mandatory legal provisions shall stipulate otherwise for any specific resolution or election.

Artikel 17 - Beschlussfassung -	Article 17 - Resolutions -
1      Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit absolutem Mehr der abgegebenen Stimmen, unter Ausschluss der Stimmenthaltungen, der leeren und ungültigen Stimmen, soweit die Statuten oder zwingende gesetzliche Vorschriften nicht etwas anderes bestimmen.

1      The General Meeting of Shareholders shall pass its resolutions and carry out its elections by an absolute majority of the votes exercised, excluding the blank and invalid votes, unless these Articles of Association or mandatory legal provisions shall stipulate otherwise.

2      Der Vorsitzende bestimmt, ob Abstimmungen und Wahlen schriftlich oder offen erfolgen. Abstimmungen und Wahlen können auch auf dem elektronischen Weg durchgeführt werden. Aktionäre, die zusammen mindestens zwei Prozent (2%) der vertretenen Stimmen verfügen, können jederzeit eine schriftliche, respektive elektronische Abstimmung oder Wahl verlangen.

2      The chairman of the meeting shall decide whether voting on resolutions and elections shall be conducted by way of a written ballot or with a show of hands. The voting on resolutions and elections may also be made electronically. Shareholders representing at least two percent (2%) of the votes represented may always request that a vote or election shall take place by written ballot or electronically.

3      Bei schriftlichen Abstimmungen und Wahlen kann der Vorsitzende anordnen, dass zur Beschleunigung der Stimmenauszählung nur die Stimmzettel derjenigen Aktionäre eingesammelt werden, die sich der Stimme enthalten oder eine Nein-Stimme abgeben wollen, und dass alle übrigen im Zeitpunkt der Abstimmung in der Generalversammlung vertretenen Aktien als Ja-Stimmen gewertet werden.

3      In the case of written ballots, the chairman of the meeting may rule that only the ballots of those shareholders shall be collected who choose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting of Shareholders at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.

B. Verwaltungsrat	B. The Board of Directors

Artikel 18 - Wahl; Amtsdauer -	Article 18 - Election; Term of Office -
1 Der Verwaltungsrat besteht aus bis zu fünf (5) Mitgliedern.	1 The Board of Directors shall consist of up to five (5) members.
2      Die Mitglieder des Verwaltungsrates werden grundsätzlich für die Dauer von 1 Jahr gewählt, wobei die Zeit von einer ordentlichen Generalversammlung bis zur nächsten als ein Jahr gilt. Bei Ablauf der Amtsdauer sind Mitglieder des Verwaltungsrates jederzeit und ohne Beschränkungen wieder wählbar.

2      As a rule the term of office of the members of the Board of Directors shall be 1 year, whereby one year shall be understood to be the period from one ordinary General Meeting to the next ordinary General Meeting. Upon the expiration of their terms of office the members may be re-elected at any time and without limitations.

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3 Neue Mitglieder, die während einer Amtsdauer gewählt werden, treten in die Amtsdauer derjenigen ein, die sie ersetzen.	3 Members newly elected during a term of office shall complete the term of office of their predecessor.

Artikel 19 - Pflichten; Befugnisse -	Article 19 - Duties; Powers -
1      Dem Verwaltungsrat obliegen die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Organisationsreglement einem anderen Organ der Gesellschaft übertragen sind.

1      The Board of Directors is entrusted with the ultimate direction of the Company and the supervision of the management. It shall represent the Company vis-à-vis third parties and shall attend to all matters which are not delegated to or reserved for another corporate body of the Company pursuant to law, these Articles of Association or the Organizational Rules.

2 Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	2 The Board of Directors has the following non-transferable and irrevocable duties:
1. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	1. to ultimately manage the Company and issue the necessary directives;
2. Festlegung der Organisation;	2. to determine the organization;
3. Organisation des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung;	3. to organise the accounting, the financial control, as well as the financial planning;
4. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung der Gesellschaft betrauten Personen und Regelung der Zeichnungsberechtigungen;	4. to appoint and remove the persons entrusted with the management and the representation of the Company and to grant the signatory powers;
5. Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung von Gesetzen, Statuten, Reglementen und Weisungen;
5.     to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with law, the Articles of Association, the Organizational Rules and other regulations and directives;

6. Erstellung des Geschäftsberichtes sowie Vorbereitung der Generalversammlungen und Ausführung ihrer Beschlüsse;	6. to prepare the business report, as well as the General Meeting of Shareholders and to implement the latter’s resolutions;
7. Benachrichtigung des Richters im Falle der Überschuldung;	7. to inform the judge in case of insolvency;
8. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht vollständig liberierten Aktien;	8. to pass resolutions regarding the subsequent payment of capital with respect to not fully paid-in shares;
9. Beschlussfassung über die Feststellung von Kapitalerhöhungen und daraus folgenden Statutenänderungen;	9. to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;
10. Prüfung der fachlichen Voraussetzungen der besonders befähigten Revisoren für die Fälle, in welchen das Gesetz den Einsatz solcher Revisoren vorsieht.	10. to examine the professional qualifications of the specially qualified auditors in those cases in which the law provides for the use of such auditors.

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Artikel 20 - Delegation; Organisationsreglement -	Article 20 - Delegation; Organizational Rules -
1      Der Verwaltungsrat kann die Vorbereitung oder Durchführung seiner Beschlüsse an Ausschüsse oder einzelne Mitglieder übertragen und - vorbehältlich der vorstehenden sowie zwingender gesetzlicher Bestimmungen - Aufgaben und Befugnisse der Geschäftsführung der Gesellschaft ganz oder teilweise an einzelne Mitglieder, Verwaltungsratsausschüsse oder Dritte, die nicht Aktionäre zu sein brauchen, delegieren.

1      The Board of Directors may assign the preparation or the implementation of its resolutions to committees or individual members, and – subject to the above and mandatory legal provisions – delegate duties or powers regarding the management of the Company completely or partially to individual Board members, Board committees or to third parties, who need not be shareholders.

2 Die Kompetenz- und Aufgabenzuordnung ist im Organsationsreglement zu regeln.	2 The allocation of authority and functions shall be defined in the Organizational Rules.

Artikel 21 - Organisation -	Article 21 - Organization -
1 Der Verwaltungsrat konstituiert sich selbst.	1 The Board of Directors shall constitute itself.
2 Er wählt jeweils für die Dauer von einem Jahr aus seinen Mitgliedern den Präsidenten sowie den Vizepräsidenten und bezeichnet einen Sekretär.	2 It shall elect from amongst its members, for the term of one year each, the chairman and vice-chairman, and shall appoint a secretary.

Artikel 22 - Einberufung -	Article 22 - Convocation -
Der Verwaltungsrat versammelt sich auf Einladung seines Präsidenten oder, im Falle seiner Verhinderung, eines anderen Mitgliedes des Verwaltungsrates, sowie in den im Gesetz oder im Organisationsreglement vorgesehenen Fällen, so oft es die Geschäfte erfordern.

The Board of Directors shall meet at the invitation of its chairman or, in case of his incapability, of another member of the Board of Directors, as well as in the cases specified by the law or in the Organizational Rules, as often as the business of the Company shall require.

Artikel 23 - Beschlussfassung; Protokoll -	Article 23 - Resolutions; Minutes -
1 Der Verwaltungsrat fasst seine Beschlüsse und trifft seine Wahlen mit der Mehrheit der abgegebenen Stimmen. Der Vorsitzende hat den Stichentscheid.	1 Resolutions of the Board of Directors shall be adopted and persons elected by a majority of votes cast. The chairman of the meeting shall have the casting vote.
2      Im Übrigen richtet sich die Beschlussfähigkeit und Beschlussfassung nach dem Organisationsreglement. Die Anwesenheit eines Mitgliedes zur Beschlussfassung genügt, wenn ausschliesslich die erfolgte Kapitalerhöhung, einschliesslich Annahme des Kapitalerhöhungsberichtes,  oder eine Nachliberierung festzustellen und die anschliessende Statutenänderung zu beschliessen ist.

2      In addition to the above, the quorum and the passing of resolutions shall be governed  by the Organizational Rules. The presence of only one member shall be sufficient to pass a resolution on the confirmation of a capital increase, including acceptance of the report on the capital increase, or regarding the subsequent payment of capital with respect to not fully paid-in shares, and to resolve on the subsequent amendment of these Articles of Association.

3 Über die Verhandlungen und Beschlüsse wird ein Protokoll geführt, das vom Vorsitzenden und vom Sekretär zu unterzeichnen ist.	3 Minutes will be taken of the discussions and resolutions, and these shall be signed by the chairman of the meeting and the secretary.
4      In Fällen, in denen es dem Präsidenten oder dem ihn vertretenden Mitglied angezeigt erscheint, können Beschlüsse des Verwaltungsrates auch auf dem Weg der schriftlichen Zustimmung (via Briefpost, Telefax oder Email) zu einem gestellten Antrag gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.

4      Whenever the chairman, or the member of the Board representing him, may deem it advisable, resolutions of the Board of Directors may also be adopted by way of written consent (by ordinary mail, telex or email) to a proposition submitted, unless a member shall request discussion thereof.

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Artikel 24 - Entschädigung des Verwaltungsrates -	Article 24 - Compensation for Board of Directors -
Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit entsprechenden Entschädigung, die der Verwaltungsrat selbst festlegt.

The members of the Board of Directors are entitled to the reimbursement of the expenses incurred by them in the interest of the Company and to a remuneration corresponding to their activities, as determined by the Board of Directors itself.

C. Revisionsstelle	C. Statutory Auditors

Artikel 25 - Bestellung; Befugnisse -	Article 25 - Appointment; Duties -
1      Die Generalversammlung wählt jährlich eine oder mehrere natürliche oder juristische Personen als Revisionsstelle im Sinne von Art. 727 ff. OR mit den im Gesetz festgehaltenen Rechten und Pflichten.
1 The General Meeting of Shareholders elects each year one or several persons or legal entities as statutory auditors pursuant to article 727 et seq. CO with all the powers and duties defined by law.
3 Die Aufgaben, Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.	The duties, rights and obligations of the statutory auditors are determined by the provisions of law.

IV. Jahresrechnung und Gewinnverwend-ung	IV. Annual Financial Statements, Appro-priation of Profits

Artikel 26 - Geschäftsbericht -	Article 26 - Business Report -
Auf den Schluss des Geschäftsjahres ist der Geschäftsbericht, bestehend aus der Jahresrechnung, dem Jahresbericht und gegebenenfalls einer Konzernrechnung, gemäss den gesetzlichen Vorschriften zu erstellen. Das Geschäftsjahr wird durch den Verwaltungsrat bestimmt.

At the end of each business year, the business report, consisting of the annual accounts, the annual report and, as the case may be, the consolidated accounts, is to be prepared in compliance with the laws. The business year is determined by the Board of Directors.

Artikel 27 - Gewinnverwendung -	Article 27 - Appropriation of Profit -
Vorbehältlich der gesetzlichen Bestimmungen über die Gewinnverwendung, insbesondere der Art. 671 ff. OR, steht der Bilanzgewinn zur Verfügung der Generalversammlung.
Subject to the provisions of law regarding the appropriation of profit, in particular articles 671 et seq. CO, the profit as shown in the balance sheet may be distributed by the ordinary General Meeting of Shareholders at its discretion.

V. Mitteilungen und Bekanntmachungen	V. Notifications and Publications

Artikel 28 - Mitteilungen -	Article 28 - Notices -
Mitteilungen an die Aktionäre erfolgen durch eingeschriebenen Brief an die im Aktienbuch verzeichneten Adressen.	Notices to the shareholders shall be made by registered mail to the addresses entered in the share register.

Artikel 29 - Bekanntmachungen -	Article 29 - Announcements -
Bekanntmachungen der Gesellschaft erfolgen durch Veröffentlichungen im Schweizerischen Handelsamtsblatt, dem Publikationsorgan der Gesellschaft. Der Verwaltungsrat kann weitere Publikationsorgane bezeichnen.
Announcements shall be made by publication in the Swiss Official Journal of Commerce, the Company's official publication media. The Board of Directors may appoint other instruments of publications.

10 | 10

VI. Auflösung und Liquidation	VI. Dissolution and Liquidation

Artikel 30 - Auflösung und Liquidation -	Article 30 - Dissolution and Liquidation -
1 Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	1 The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and these Articles of Association.
2 Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	2 The liquidation shall be carried out by the Board of Directors provided that the General Meeting of Shareholders shall not entrust other persons with the liquidation.
3 Die Liquidation der Gesellschaft erfolgt nach Massgabe der Art. 742 ff. OR. Die Liquidatoren sind ermächtigt, Aktiva auch freihändig zu verkaufen.	3 The liquidation of the Company shall take place in accordance with the articles 742 et seq. CO. The liquidators are empowered to dispose of assets by way of private contract.
4 Nach erfolgter Tilgung aller Schulden wird das Vermögen nach Massgabe der einbezahlten Beträge an die Aktionäre verteilt.	4 All debts of the Company being repaid, the remaining net proceeds shall be distributed to the shareholders in proportion to the amounts paid-in.

VI. Schlussbestimmungen	VI. Final Provisions

Artikel 31 - Massgebender Text -	Article 31 - Prevailing Text -
Von diesen Statuten existieren eine deutsche und eine englische Version. Der massgebende Text dieser Statuten ist die deutsche Version.	A German and an English version exist of these Articles of Association. The German text of these Articles of Association shall prevail.

Zug, [Date]

ANNEX B: Agreed Form of License Agreement

License Agreement

by and among

Lithium Technology Corporation
GAIA Akkumulatorenwerke GmbH
Dilo Trading AG

on one hand

and

[●] AG

a joint venture company of GAIA Holding B.V.
and Cicco Holding AG

on the other hand

dated [●] 2011

Confidential

ANNEX B: Agreed Form of License Agreement

CONTENT

1.	DEFINITIONS		6

2.	GRANT OF LICENSE		11

	2.1	License grants	11

	2.2	Provision of LTC Technology and Improvements to Licensee	12

	2.3	Conditions for sublicensing	12

3.	PAYMENT OBLIGATIONS AND PAYMENT PROVISIONS		13

	3.1	Royalties	13

	3.2	Accrued royalty payments	13

	3.3	Payment and reports	14

	3.4	Manner and place of payment	14

	3.5	Value added tax ("VAT")	14

	3.6	Income tax withholding	14

	3.7	Records, audits, adjustments	15

	3.8	Late payments	15

4.	R&D SUPPORT AND SUPPLY BY LICENSORS		16

	4.1	R&D Support	16

	4.2	Supply of Battery Cells	16

5.	INTELLECTUAL PROPERTY		17

	5.1	Ownership of Improvements	17

	5.2	Patent prosecution and maintenance	17

	5.3	Assignment	17

	5.4	Cooperation of the Parties	17

	5.5	Infringement by Third Parties	18

	5.6	Infringement of Third Party rights	19

6.	REGISTRATION OF LICENSE		19

7.	LICENSEE DUTIES AND COVENANTS		19

	7.1	Duty to inform the Licensors	19

	7.2	Covenant to commercialize	19

2 | 35

ANNEX B: Agreed Form of License Agreement

8.	REPRESENTATIONS AND WARRANTIES		20

	8.1	Mutual representations and warranties	20

	8.2	Representations and warranties by the Licensors	20

	8.3	Disclaimer	20

9.	CONFIDENTIALITY; PUBLICATION		21

	9.1	Confidential Information	21

	9.2	Exceptions	21

	9.3	Authorized disclosure	22

	9.4	Publications	23

	9.5	Publicity	23

10.	TERM OF THIS AGREEMENT		23

	10.1	Term	23

	10.2	Effects of expiration	23

11.	TERMINATION		24

	11.1	Termination for cause	24

	11.2	Termination without cause by Licensee	25

	11.3	Termination in case of Bankruptcy or Insolvency	25

	11.4	Termination pursuant to section [9.5] of the JV Agreement	26

	11.5	General effects of termination notices; surviving obligations	26

12.	INDEMNIFICATION		27

	12.1	Indemnification by the Licensors	27

	12.2	Licensee indemnification	27

	12.3	Control of defense	28

13.	GENERAL PROVISIONS		28

	13.1	No implied licenses	28

	13.2	Governing law	28

	13.3	Arbitration	28

	13.4	Relationship between the parties	29

	13.5	Non-waiver	29

	13.6	Assignment	29

3 | 35

ANNEX B: Agreed Form of License Agreement

13.7	No Third Party beneficiaries	29

13.8	Severability	29

13.9	Notices	30

13.10	Force majeure	31

13.11	Interpretation	31

13.12	Counterparts	32

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ANNEX B: Agreed Form of License Agreement

License Agreement

between

Lithium Technology Corporation, a Delaware, USA corporation with registered office at 10379B Democracy Lane, Fairfax, VA 22030, USA

(hereinafter referred to as "LTC")

and

GAIA Akkumulatorenwerke GmbH, a German company with registered office at  Montaniastrasse 17, D-99734 Nordhausen, Germany

(hereinafter referred to as "GAIA")

and

Dilo Trading AG, a Swiss company with registered office at Gubelstrasse 19, CH-6300 Zug, Switzerland

(hereinafter referred to as "DILO")

on one hand

(hereinafter each referred to as "Licensor" and collectively "Licensors")

and

[●] AG
c/o Grant Thornton Wirtschaftsprüfung AG, Baarerstrasse 2, 6300 Zug, Switzerland, a joint venture company of Lithium Technology Corporation, Inc. and Cicco Holding AG, domiciled in Chur, Switzerland on the other hand

(hereinafter referred to as "Licensee")

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ANNEX B: Agreed Form of License Agreement

WHEREAS,

(A)
Gaia Holding B.V., an Affiliate (as defined below) of LTC (as defined below) and Licensee entered into a Joint Venture Agreement with Cicco Holding AG, an Affiliate of FN (as defined below) on March 30, 2011 (hereinafter "JV Agreement"), to which this Agreement in agreed form was attached;

(B)
As agreed in the JV Agreement, Licensee was founded as of [DATE]. Licensee aims at combining for the mutual benefit of FN and LTC their respective Technologies and related Know-How for the design, production, marketing and sale of Battery Packs and CEMS (both as defined below) for use and sale to the Relevant Market (as defined below);

(C)	As of the date hereof, Licensee shall execute the FN License Agreement (as defined below) with Frazer-Nash Research (as defined below), with regard to the FN Technology (as defined below);

(D)
The Licensors own or have otherwise access to patented and/or proprietary technologies, know-how, software and intellectual property rights for the manufacturing, production and use of Battery Cells (as defined below);

(E)	Licensee desires to obtain, and the Licensors are willing to grant to Licensee a license under the LTC Technology (as set out below) subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             DEFINITIONS

(i) For the purpose of this Agreement (including its Appendices and the foregoing recitals) and unless the context indicates otherwise, capitalised terms shall have the meanings and definitions respectively assigned to them hereinafter. The plural shall include the singular and vice-versa.

1.1           "Accrued Royalties" shall bear the meaning provided in Section 3.2.

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ANNEX B: Agreed Form of License Agreement

1.2           "Affiliate" shall mean, with respect to either party: (i) an entity which controls, directly or indirectly, such party or (ii) an entity, which, directly or indirectly, is under common control with such party, whereby "control" as used in this Section shall mean with respect to any person (a) the possession, directly or indirectly, of the power to direct or cause to direct the board or the management of such person through the ownership of voting shares or other rights, by contract or other-wise, or (b) the ownership, directly or indirectly, of a majority of the voting shares or equity interests in such person. GAIA and Dilo shall be deemed an Affiliate of LTC. For the purpose of this Agreement, Licensee shall not be considered an Affiliate of LTC as long as LTC, directly or indirectly, does not hold more than fifty percent (50%) of Licensee's share capital.

1.3           "Appendix" shall mean an appendix to this Agreement.

1.4           "Bankruptcy" shall mean the bankruptcy brought by an insolvent debtor party (voluntary bankruptcy) or forced by court orders issued on a creditors' petition (involuntary bankruptcy) and shall further mean any composition proceedings, agreements with creditors regarding the assignment of substantially all of the assets (extrajudicial composition agreements) as well as any other form of re-organisation affecting all or substantially all of the creditors or assets of a party.

1.5           "Battery Cells" shall mean the battery cells using lithium-ion polymer or such other electro-chemical composition and/or material(s) using or applying all or any part of the LTC Technology for the use in Relevant Market.

1.6           "Battery Pack" shall mean a collection of Battery Cells, arranged in one or more enclosures and electrically connected to form one or more energy storage device(s) with the appropriate Battery Management System, cooling system and essential electrical switch gear using or applying all or any part of the FN Technology and LTC Technology for the use in the Relevant Market. A collection of more than one Battery Pack shall be referred to as Battery Packs.

1.7           "Battery Management System" shall mean the battery management system proprietary to FN consisting of (1) a micro-card and (2) an appropriate number of slave communication-bus. The micro-card interfaces with the vehicle CAN-bus and to the slave communication-bus with measurement and control functionality. Each slave manages 4 to 12 individual battery cells module providing cell and temperature measurement in addition to balancing functionality.

1.8           "Charger" shall include both on-board and off-board chargers and shall mean an electronic assembly able to convert electrical energy from a connected alternating current mains supply into a suitable direct current (DC) form to charge a battery to which it is connected. The Charger is able to operate at unity power factor and includes an electronic communications facility allowing monitoring of the battery during charge, helping ensure safe and reliable operation.

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ANNEX B: Agreed Form of License Agreement

1.9           "Complete Energy Management System(s)" or "CEMS" shall mean the combination of components including but not necessarily limited to Battery Pack(s), DC-DC Converter(s) and Charger(s) arranged together to form an energy supply and storage system using or applying all or any part of the FN Technology and the LTC Technology for the use in the Relevant Market.

1.10           "Confidential Information" shall have the meaning provided in Section 9.1.

1.11           "Control" or "Controlled" shall mean, with respect to any Know-How, Patents or other intellectual property rights, possession by a party of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Know-How, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.12           "Country" shall mean the place where the Battery Cells or CEMS are Produced (and thus where the royalty accrues).

1.13           "DC-DC Converter" shall mean an efficient electronic device able to convert direct current (DC) electrical energy supplied at a high voltage into a lower DC voltage for use in conjunction with conventional automotive 12V systems. The unit provides electrical isolation between the two DC systems as well as an electronic communications facility allowing the device to communicate with other vehicle systems.

1.14           "Decision Period" shall have the meaning provided in Section 5.5.

1.15           "DILO" shall mean Dilo Trading AG, Zug, Switzerland, an Affiliate of LTC.

1.16           "Effective Date" shall mean the date this Agreement enters into force, namely [DATE].

1.17           "FN" shall mean Frazer-Nash Energy Systems Limited.

1.18           "FN License Agreement" shall mean the License Agreement dated the same date as this Agreement between Licensee and FN Research regarding the FN Technology.

1.19           "FN Patents" shall mean all Patents covering any part of the FN Technology or Improvements Controlled by FN. As per the Effective Date, the parties acknowledge that there are no FN Patents in existence. The parties agree that any FN Patents being filed or granted during the term of this Agreement, such FN Patents are to be dealt with as defined in the FN License Agreement.

1.20           "FN Research" shall mean Frazer-Nash Research Limited, an Affiliate of FN.

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ANNEX B: Agreed Form of License Agreement

1.21           "FN Technology" includes the Know-How, the FN Patents from time to time (if any) as well as all technologies, software and intellectual property rights, patented or proprietary Controlled by FN as of the Effective Date, which are relevant, necessary or useful for the development, manufacturing, production, assembly or use of Battery Management Systems, Battery Packs or CEMS. The FN Technology as per the Effective Date is defined in the FN License Agreement.

1.22           "GAIA" shall mean GAIA Akkumulatorenwerke GmbH, Nordhausen, Germany, an Affiliate of LTC.

1.23           "Improvement" shall mean any further development, improvement or invention in connection with Battery Cells, whether patentable or not, related to the LTC Technology and developed after the Effective Date.

1.24           "Indemnified Losses" shall have the meaning provided in Section 12.1.

1.25           "Insolvency" shall mean the state in which liabilities or debts of a party, as they become due for payment, exceed the party's liquid assets and short term revenues and such state prevails over an extended period of time, provided that during a cure period of thirty (30) days such Insolvency is not cured. For the purpose of this Agreement, Insolvency shall also be considered to be present if a party accumulates debt enforcement proceedings as visible in an extract from the register of the debt collection and bankruptcy office (or equivalent register).

1.26           "Know-How" shall mean data, knowledge and information, including all tangible and intangible techniques, technology, practices, trade secrets, methods, know-how, skill, experience, analytical and quality control data, results that are necessary or useful for the discovery, manufacture, development or commercialization of the Products.

1.27           "Licensee Patents" shall have the meaning provided in Section 5.3.

1.28           "LTC" shall mean Lithium Technology Corporation, a Delaware corporation, USA.

1.29           "LTC Patents" shall mean all Patents covering any part of the LTC Technology or Improvements Controlled by any Licensor. The LTC Patents as per the Effective Date are listed in Appendix 1. The parties agree that any LTC Patents being filed or granted during the term of this Agreement, such LTC Patents are to be listed in Appendix 1, which Appendix 1 shall be updated upon development of further LTC Patents during the term of this Agreement.

1.30           "LTC Technology" shall mean the Know-How, the LTC Patents as well as all technologies, software and intellectual property rights, patented or proprietary Controlled by LTC and/or its Affiliates as of the Effective Date, which are relevant and necessary for the development or manufacturing of Battery Cells.

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ANNEX B: Agreed Form of License Agreement

1.31           "Majority Counterparties" means the direct or indirect owners of a majority of the voting shares or equity interests in the Third Party that are not owned by Licensee.

1.32           "Patent Rights" or "Patents" shall mean (a) patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates, and term restorations, and (b) pending applications for patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts thereof.
1.33           "Permitted Sub-Licensee" shall mean any Third Party in which the Licensee owns, directly or indirectly, at least 25% of the voting shares or equity interests of such Third Party, provided always that such Third Party is not a Prohibited Entity.

1.34           "Produced" shall have the meaning provided in Section 3.1, and "Production" shall have the equivalent meaning.

1.35           "Products" shall mean Battery Packs and CEMS.

1.36           "Prohibited Entity" means a Third Party that is not organized in the Specified Territory; provided, that a Third Party that is not organized in the Specified Territory shall not be deemed a Prohibited Entity if either (i) the Majority Counterparties are organized in the Specified Territory and agree to indemnify the Licensee for any breach of the sublicense by such Third Party or (ii) the Majority Counterparties have not been publicly accused of violating the intellectual property rights of licensors or sublicensors in any material respect within the last 2 years.

1.37           "Relevant Market" shall mean the automotive industry and any other industry in which mass volume application of CEMS and/or Battery Packs is possible and/or commercially feasible.

1.38           "Section" means a section of this Agreement.

1.39           "Specified Territory" means any of the United States of America, the European Union, Japan, South Korea, Australia, New Zealand, India, Brazil, Mexico, Canada, UAE, Turkey, Switzerland, South Africa and Malaysia and any other country as from time to time mutually agreed in writing.

1.40           "Sub-Licensee" shall mean any Permitted Sub-Licensee as well as any Third Party with which Licensee has entered into a sub-license agreement under Section 2.3 with the prior consent of the Licensors.

1.41           "Suit Notice" shall have the meaning provided in Section 5.5.

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ANNEX B: Agreed Form of License Agreement

1.42           "Technology" comprises the FN Technology and the LTC Technology.

1.43           "Term" shall have the meaning provided in Section 10.

1.44           "Territory" shall mean all countries and territories of the world.

1.45           "Third Party" shall mean an entity or person other than a party to this Agreement and their respective Affiliates, if any.

2.               GRANT OF LICENSE

2.1             License grants

(a)              LTC Technology as of Effective Date

Subject to the terms and conditions of this Agreement, the Licensors hereby grant to Licensee an exclusive, royalty-bearing, sublicensable license (subject to Section 2.3) of the LTC Technology to develop, make, have made, use, export and import Battery Cells solely to develop, make, have made, use, sell, have sold, offer for sale, market, export and import Products in the Relevant Market.

For the avoidance of any doubt it is hereby clarified that the license to the LTC Technology granted to Licensee under this Section 2.1 includes the right of Licensee to manufacture Battery Cells, but any such Battery Cells manufactured under the license may only and exclusively be used for the manufacturing and commercialisation of Products and may not be sold to Third Parties for any other purpose unless with express written approval from the Licensor and subject to mutually agreed commercial terms and conditions.

The Licensors shall be entitled to continue to use the LTC Technology for the development, manufacturing and production of Battery Cells and to license the LTC Technology and Improvements subject to Section 2.1(b) for all applications outside the Relevant Market.

(b)              Improvements Controlled by the Licensors

Subject to the terms and conditions of this Agreement, the Licensors hereby grant to Licensee an exclusive, royalty-bearing, sublicensable license of any Improvements (including any LTC Patents covering such Improvements) to develop, make, have made, use, export and import Battery Cells solely to develop, make, have made, use, sell, have sold, offer for sale, market, export and import Products in the Relevant Market.

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ANNEX B: Agreed Form of License Agreement

For the avoidance of doubt, it is hereby clarified that the license granted under this Section 2.1(b) shall automatically comprise any and all Improvements without any action by either party or other requirement. Any such Improvements shall be communicated (orally or in writing) from the respective Licensor to Licensee as promptly as reasonable and provided pursuant to Section 2.2.

2.2	Provision of LTC Technology and Improvements to Licensee

For the purpose of providing the LTC Technology in existence on the Effective Date, the Parties hereto agree that a CD-Rom shall be produced by the Licensors containing all LTC Technology up to the Effective Date. A copy of CD-Rom shall be maintained by Licensee in confidential files as record for the licensed LTC Technology.

The Parties expressly agree that any and all Improvement(s) Controlled by the Licensors shall, to the extent not in the public domain and not previously provided to Licensee, continuously be communicated to Licensee upon development, but in any case at the latest thirty (30) days after such development. In case of development of new LTC Patents the Licensors shall accordingly amend Appendix 2 to this Agreement and shall provide Licensee with such amendment at the latest within thirty (30) days after the filing of each new LTC Patent.

All of the activities contemplated by this Section 2.2 shall be conducted by the Licensors at no cost to Licensee.

2.3	Conditions for sublicensing

The license grant under Sections 2.1 and 2.2 comprises the right to sublicense to Permitted Sub-Licensees all or any part of the licensed rights, such as, but not limited to the development and manufacturing of Battery Cells, but solely for the purpose to develop, make, have made, use, sell, have sold, offer for sale, market, export and import Products, for any part of the Territory.

Any agreement entered into by Licensee with a Permitted Sub-Licensee granting a sublicense under this Section 2.3 shall contain such provisions as are necessary or required to ensure that Licensee's sublicense(s) do not exceed the scope of the license granted by the Licensors to Licensee hereunder and to ensure full compliance with the obligations of Licensee towards the Licensors under this Agreement, including without limitation the provisions of Sections 3.3 (royalty payment and reports), 3.7 (records, audits and adjustments), 4 (intellectual property rights), 7 (duties and covenants), 9 (confidentiality; publication) and the provisions related to term and termination in Sections 10 and 11 required to ensure the enforceability of these provisions in this Agreement also after such sublicense(s) have been granted by Licensee. For the avoidance of any doubt, it is hereby explicitly acknowledged and agreed that any sublicense to be granted by Licensee to a Third Party shall not contain the right to further sublicense to any Third Party without the explicit prior written consent of the Licensors.

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ANNEX B: Agreed Form of License Agreement

Any sub-license from the Licensee to a Third Party which is not a Permitted Sub-Licensee shall require the prior consent by the Licensors.

The Licensee, upon conclusion of a sublicensing agreement with a Sub-Licensee, shall provide the Licensors with a full copy of the sublicense agreement.

3.	PAYMENT OBLIGATIONS AND PAYMENT PROVISIONS

3.1	Royalties

In consideration of the license granted hereunder Licensee shall pay to the Licensors during the term of this Agreement royalties as follows:

(i)	for each Battery Pack Produced by Licensee or its Affiliates or any Sub-Licensee a royalty in the amount of [ * ]; and

(ii)	for each CEMS Produced by Licensee or its Affiliates or any Sub-Licensee a royalty in the amount of [ * ].

A Battery Pack or CEMS shall be deemed "Produced" (and "Production" of a Battery Pack or a CEMS shall be deemed to have occurred) hereunder upon the earlier of (i) such Battery Pack or CEMS being ready for sale and (ii) such Battery Pack or CEMS being approved/released for sale or further processing. For the avoidance of doubt, the royalties hereunder shall become due not only upon an actual sale of a Product to occur, but already when the Production of such Product is completed and has passed the end of Production quality check for further use or sale.

For the further avoidance of doubt it is hereby clarified that the royalties under (i) and (ii) above shall become due cumulatively, i.e. both royalties shall be payable when Battery Packs in a subsequent manufacturing step are included in a CEMS Produced.

3.2	Accrued royalty payments

The Parties agree that the payment of the royalties under Section 3.1 shall initially be suspended for a period of eighteen (18) months from the Effective Date. During such period of time, royalties earned by the Licensors pursuant to Section 3.1 shall be reported to the Licensors under Section 3.3 and recorded in the books of Licensee, but such accrued amount of royalties ("Accrued Royalties") shall become due and payable to the Licensors only within thirty (30) days after the expiration of the eighteen (18) months' period.

The Accrued Royalties shall carry an annual interest rate of the minimum required rate (if and to the extent required by any applicable law or regulation) from the date of accrual until actual payment is effected. Licensee shall be entitled at any point in time to pay Accrued Royalties or any part thereof to the Licensors earlier than after the expiration of the eighteen (18) month period.

* This information has been omitted and will be filed separately with the United States Securities and Exchange Commission.

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ANNEX B: Agreed Form of License Agreement

3.3	Payment and reports

The royalties under Section 3.1 shall be calculated and reported on a Product-by-Product and Country-by-Country basis. Subject to Section 3.2, all such payments shall be made within sixty (60) calendar days after the end of each calendar quarter.

Reports regarding Production output on a Product-by-Product basis (i.e. Battery Packs and CEMS) and Country-by-Country basis (if Production occurs in different countries) as well as the amount of royalty payable thereon in accordance with this Agreement shall be reported by Licensee on a monthly basis within ten (10) days after the end of each calendar month.

3.4	Manner and place of payment

Royalties for Battery Packs and CEMS Produced according to Section 3.1 shall be payable in United States Dollars (USD). All payments owed under this Agreement shall be made to all Licensors by wire transfer to a bank account designated in writing by the Licensors from time to time. Licensee shall have no obligation to separate payments of royalties amongst the Licensors. Following receipt, the Licensors will distribute the royalties between them on an arm's-length basis.

3.5	Value added tax ("VAT")

The payments to be made under this Agreement do not include any VAT (or equivalent sales or turnover tax; together hereinafter "VAT"). The parties shall cooperate with each other using their reasonable best efforts to ensure that the transactions hereunder are not subject to VAT. If nevertheless VAT is levied and it cannot be settled by filing a notification instead of paying the VAT, VAT shall be added to the applicable payment and it shall be paid by Licensee in addition to the respective royalty amount shown in the respective reports. If VAT is payable, the parties shall reasonably cooperate with each other to allow to the extent possible under applicable laws and regulations recovery of any such VAT paid.

3.6	Income tax withholding

If provision is made in any law or regulation of any country for withholding of taxes of any type, levies or other charges applicable to any royalty or other amounts payable under this Agreement to the Licensors, then Licensee shall promptly pay such tax, levy or charge for and on behalf of the Licensors to the proper governmental authority, and shall promptly furnish the Licensors with receipt of such payment. Licensee shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to the Licensors. Each party agrees to reasonably assist the other party in claiming exemption from such deductions or withholdings under double taxation or similar agreements or treaties from time to time in force and in minimizing the amount required to be so withheld or deducted. If any such withholding of taxes is required, the parties shall cooperate with each other to allow to the extent possible under applicable laws and regulations recovery of any such taxes withheld and paid.

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ANNEX B: Agreed Form of License Agreement

3.7	Records, audits, adjustments

Licensee shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the Production output for Battery Packs and CEMS Produced in sufficient detail, including with regard to such information from the auditing of the respective records of any sublicensees and/or any Third Party involved in the Production of Product, to permit the Licensors to confirm the accuracy of all royalty reported and due hereunder. Records will include, at a minimum, production master files, product numbers, description and the date of production and approval for sale or further processing, all on a Product-by-Product and Country-by-Country basis.

The Licensors shall have the right to cause an independent, certified public accountant to audit such records, including (but not limited to) the records and audit records on Production output of any sublicensees and/or any Third Parties involved in the Production of Products, to confirm the Production output and royalty payments for a period covering the greater of (i) the preceding three (3) years or (ii) the period required by applicable law. Such audit rights may be exercised no more than once per calendar year during normal business hours upon reasonable prior written notice to Licensee. The Licensors shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than five percent (5%) of the amount of royalty due under this Agreement during the audited period, in which case, Licensee shall bear the full cost of such audit, and Licensee shall promptly remit to the Licensors such cost together with the amount of any underpayment, plus interest calculated in accordance with Section 3.8.

3.8	Late payments

In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at an annual the rate of five percent (5%) of the due amount; provided, however, that such rate shall in no event exceed the maximum annual interest rate imposed by any applicable law or regulation (if any). The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

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ANNEX B: Agreed Form of License Agreement

4.	R&D SUPPORT AND SUPPLY BY LICENSORS

4.1	R&D Support

Licensors undertake to provide the Licensee with such support in research and development that may be reasonably requested by Licensee to fully enjoy the license granted by Licensors hereunder. The purpose of such support in the conduct of its business (including without limitation) shall in particular be that Licensee may fully exploit the LTC Technology in connection with the FN Technology licensed to Licensee under the FN License Agreement for the successful development, improvement, manufacturing, marketing and sale of Products.

Such support from Licensors shall be free of charge and in particular include but not be limited to:

(i)	access to qualified personnel of Licensors involved and knowledgeable in the research and development activities for Battery Cells;

(ii)
access to qualified personnel of Licensors involved and knowledgeable in the manufacturing of Battery Cells in order to allow Licensee to set-up and improve mass manufacturing facilities for the manufacturing of Battery Cells in accordance with the license granted hereunder;

(iii)	access to all information and documentation and other material as reasonably requested by Licensee to enjoy the license granted hereunder.

The parties undertake to cooperate with each other during the term of this Agreement to implement the support from Licensors to Licensee pursuant to this Section 4.1. In particular and without limitation of the generality of the provisions herein above, Licensors undertake to support and assist Licensee in the planning, setting-up and operation of a mass production facility for Battery Cells and/or Products as determined by Licensee.

4.2	Supply of Battery Cells

The parties understand and acknowledge that Licensee, to be in a position to enjoy the license granted hereunder, depends on continuous supply of Battery Cells manufactured by Licensors (in particular by GAIA from its facility in Nordhausen, Germany) subject to mutually agreed commercial terms, at least until Licensee has been able to set-up a mass production facility for Battery Cells and/or Products. For the avoidance of doubt, the parties acknowledge that the provisions of this Section 4.2 do not affect the purchase order currently in place between LTC and FN.

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ANNEX B: Agreed Form of License Agreement

5.	INTELLECTUAL PROPERTY

5.1	Ownership of Improvements

The Licensors shall own and correspondingly have all right to patent (if patentable) all Improvements developed by the Licensors or Licensee under this Agreement in their own name, however, subject to the license grant under Section 2.1(b). Any Patents so filed by the Licensors in their own name shall become LTC Patents and shall be added to Appendix 2 pursuant to Section 1.29.

5.2	Patent prosecution and maintenance

The Licensors shall have the first right (but not the obligation) to prepare, file, prosecute and maintain all LTC Patents at the sole expense of the Licensors. The Licensors shall provide Licensee with a reasonable opportunity to review drafts of proposed patent office submissions with respect to LTC Patents that claim the manufacture, use or sale of Battery Cells being developed or commercialized by Licensee, if appropriate, depending on the contents of the submission. The Licensors shall consider in good faith the requests and suggestions of Licensee with respect to strategies for filing and prosecuting such LTC Patents and shall keep Licensee informed of any progress with regard thereto.

5.3	Assignment

If the Licensors are no longer interested in prosecuting or maintaining any of the LTC Patents, then the Licensors shall notify Licensee thereof. If Licensee asks for an assignment of any such LTC Patents, then the Licensors shall assign such LTC Patents to Licensee free of any charge, provided that Licensee shall bear the costs for such assignments. All Patent rights so assigned from the Licensors to Licensee shall become Licensee Patents.

5.4	Cooperation of the Parties

Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any LTC Patents under this Agreement and, subject to the terms of this Agreement, in the obtaining and maintenance of any patent extensions, supplementary protection certificates with respect to any such LTC Patent. Such cooperation includes, but is not limited to with regard to Licensee: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Improvements in the Licensors set forth in Section 5.1, and LTC Patents claiming or disclosing such Improvements, and to enable the Licensors to apply for and to prosecute patent applications in any country; and (b) promptly informing the Licensors of any matters coming to Licensee's attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

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ANNEX B: Agreed Form of License Agreement

5.5	Infringement by Third Parties

Each party shall promptly provide written notice to the other party during the term of this Agreement of any known infringement or suspected infringement by a Third Party of any LTC Patents, and shall provide the other party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Within a period of ninety (90) days after either party provides or receives such written notice with respect to LTC Patents ("Decision Period"), Licensee, in its sole discretion, shall decide whether or not to initiate a suit or take other appropriate action and shall notify the Licensors in writing of its decision in writing ("Suit Notice").

If Licensee decides to bring a suit or take action and provides a respective Suit Notice, then Licensee may immediately commence such suit or take such action. If Licensee (i) does not in writing advise the Licensors within the Decision Period that it will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, then the Licensors shall thereafter have the right, but no obligation, to commence suit or take action and shall provide written notice to Licensee of any such suit commenced or action taken by the Licensors.

Upon written request, the party bringing suit or taking action ("Initiating Party") shall keep the other party informed of the status of any such suit or action and shall provide the other party with copies of all substantive documents and communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including, without limitation, the Initiating Party’s attorneys’ fees, damages and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall belong to the Initiating Party.

If the Initiating Party believes it reasonably necessary, upon written request the other party shall join as a party to the suit or action, but shall be under no obligation to participate, except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party. The other party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party shall not settle, agree to a consent judgment or otherwise voluntarily dispose of the suit or action without the written consent of the other party, which consent shall not be unreasonably delayed or withheld.

Except as otherwise agreed by the parties in connection with any cost-sharing arrangement, any recovery realized as a result of litigation described in this Section 5.5 (whether by way of settlement or otherwise) will be first allocated to reimbursement of unreimbursed legal fees and expenses incurred by the Initiating Party, then toward reimbursement of any unreimbursed legal fees and expenses of the other party, and then the remainder will be distributed by allocating 50% of such remainder to the Initiating Party and 50% to the party holding the Patent being the subject of the litigation.

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ANNEX B: Agreed Form of License Agreement

5.6	Infringement of Third Party rights

Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of any of the parties to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Licensee shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Licensee's activities at its own expense and by counsel of its own choice, and the Licensors shall have the right, at their own expense, to be represented in any such action by counsel of their own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 5.6 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld unless the rights and interests would be diminished, restricted, limited or otherwise jeopardized in a material manner).

6.	REGISTRATION OF LICENSE

The Licensors hereby authorize Licensee to record the license of LTC Patents granted under this Agreement (i) as of Effective Date and (ii) on any further licenses of LTC Patents resulting from Improvements with any competent patent office of such country in which a LTC Patent is existing. For purposes of such registration, the parties shall upon request of Licensee promptly execute a short form license agreement substantially in the form of Appendix 2 hereto, where applicable, and any other documents reasonably required for this purpose.

7.	LICENSEE DUTIES AND COVENANTS

7.1	Duty to inform the Licensors

Licensee shall at all times have the duty to continuously inform the Licensors on Improvements made by or on behalf of Licensee (including those made by any Affiliate or sublicensee) and to any other material event related to Products.

7.2	Covenant to commercialize

Licensee warrants that during the term of this Agreement it will use its best efforts, consistent with Licensee's good business judgment reasonably applied, to ensure timely commercial development, production and early marketing, as well as successful commercialization and perpetuation of commercialization, of Product(s) in the Relevant Market. While Licensee warrants that it will utilize its best efforts to develop, market and commercialize Product(s), Licensee does not warrant that it will ultimately be successful in marketing or commercializing any such Product.

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ANNEX B: Agreed Form of License Agreement

8.	REPRESENTATIONS AND WARRANTIES

8.1	Mutual representations and warranties

Each party represents and warrants for itself to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement or instrument to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental body or administrative agency having jurisdiction over it.

8.2	Representations and warranties by the Licensors

The Licensors represent and warrant to Licensee that, as of the Effective Date: (a) the Licensors Control the LTC Technology; (b) the Licensors have not received written notice from any Third Party claiming that manufacture, use or sale of the Battery Cells infringe the Patents of any Third Party; (c) the Licensors are not a party to any legal action, suit or proceeding relating to the Battery Cells; (d) the execution and performance of this Agreement by the Licensors does not breach, violate, contravene or constitute a default under any contract to which the Licensors are a party or by which they are bound; (e) the Licensors have to the best of their knowledge disclosed the LTC Technology needed by Licensee to exercise and enjoy the license granted hereunder for the Relevant Market without any restrictions; and that (f) the list of LTC Patents contained in Appendix 2 to this Agreement is true and complete.

8.3	Disclaimer

THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. To the extent allowed by applicable mandatory law, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE REGARDLESS OF THE FACT THAT SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS.

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ANNEX B: Agreed Form of License Agreement

9.	CONFIDENTIALITY; PUBLICATION

9.1	Confidential Information

Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the term of this Agreement and for five (5) years thereafter, such party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any LTC Technology or Improvements, Production numbers, royalties and royalty reports and any other confidential information related to the Products furnished to it and owned by the other party pursuant to this Agreement ("Confidential Information"). Such party (the "Recipient") may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Recipient will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Recipient will promptly notify the other parties upon discovery of any unauthorized use or disclosure of the Confidential Information.

9.2	Exceptions

Confidential Information shall not include any information which the Recipient can prove by competent written evidence or relevant records: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is known by the Recipient at the time of receiving such information; (c) is hereafter furnished to the Recipient by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Recipient without the use of Confidential Information of the other party; provided, however, that the exceptions set forth in the preceding clauses (b) and (d) shall not apply to Confidential Information that is or becomes licensed to the Recipient under this Agreement. Notwithstanding the foregoing, any specific combination of items found in the Confidential Information shall not be deemed to fall within the foregoing exclusions merely because such combination can be pieced together from multiple public sources, none of which shows the whole combination, unless the combination itself is published or available to the general public or are in the rightful possession of the Recipient.

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ANNEX B: Agreed Form of License Agreement

9.3	Authorized disclosure

Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	filing or prosecuting Patents as permitted by this Agreement;

(b)	prosecuting or defending litigation as permitted by this Agreement;

(c)	complying with applicable court orders or governmental authority orders or regulations;

(d)
disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or financial institutions or advisors in confidential financing documents, provided, in each case, that any such Third Party agrees by prior written agreement to be bound by obligations of confidentiality and non-use, such obligations of confidentiality to contain a confidentiality period of at least five (5) years after disclosure of such Confidential Information; and

(e)
disclosure to Sub-Licensee(s) in connection with sublicense agreements concluded in accordance with Section 2.3, provided, that any such Sub-Licensee agrees by prior written agreement to be bound by confidentiality obligations and non-use obligations substantially identical and not less onerous than those set forth in Section 9.1 (except as necessary to enjoy the sublicense).

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Sections 9.3(b) and 9.3(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligently as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid and/or minimize disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission (or any other relevant agency or body related to a regulated stock exchange) or as otherwise required by law.

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ANNEX B: Agreed Form of License Agreement

9.4	Publications

Licensee shall have the right to publish any papers regarding results and other information regarding the Products, including oral presentations and abstracts, however refraining from revealing LTC Technology or Improvements Controlled by the Licensors that are not in the public domain. Upon publication, Licensee shall provide the Licensors with a copy of each such publication.

9.5	Publicity

It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement, and that each party thereafter may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold or delay consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

10.	TERM OF THIS AGREEMENT

10.1	Term

The term of this Agreement shall be ten (10) years starting at the date of this Agreement (the "Term"), unless earlier terminated pursuant to Section 11, and may be extended by Licensee with written notice to the Licensors for an additional five (5) year period each time, provided that the Licensee, at the point of such extension notice, is in compliance with its obligations under this Agreement. Each extension notice shall be given by Licensee not later than six (6) months prior to the expiration of this Agreement.

10.2	Effects of expiration

Upon expiration of this Agreement, all licenses granted that were in effect immediately prior to such expiration shall survive to the extent the license stood at the time of expiration on a non-exclusive, perpetual, fully-paid, royalty-free basis. Expiration of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration. Except as expressly set forth elsewhere in this Agreement, the obligations and rights of the parties under Sections 1, 48, 9, 10.2, 12 and 13 shall survive expiration of this Agreement.

23 | 35

ANNEX B: Agreed Form of License Agreement

11.	TERMINATION

11.1	Termination for cause

(a)           Right to terminate

Each party shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the other party upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the thirty-day period following written notice of termination by the non-breaching party or, if such breach is not susceptible of cure within such thirty-day period, the breaching party has not taken appropriate steps to commence such cure during such thirty-day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter. In addition, termination shall not be permitted for a payment breach where the obligation to make payment is being diligently contested in good faith by appropriate proceedings and any required payment (including accrued interest) is promptly made following completion of dispute resolution as contemplated hereby. Any right to terminate under this Section 11.1(a) shall be stayed and the cure period tolled in the event that, during any cure period, the party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 13.3 with respect to the alleged breach, which stay and tolling shall last so long as the allegedly breaching party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

(b)           Effect of termination for cause by the Licensors

Upon termination by the Licensors pursuant to this Section 11.1, all licenses under Section 2 and other rights granted by the Licensors to Licensee under this Agreement, including but not limited to Licensee's right to sublicense, shall terminate and be of no further force or effect, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.4.

(c)           Effect of termination for cause by Licensee

Upon termination by Licensee for cause pursuant to this Section 11.1 all licenses under Section 2 and other rights granted by the Licensors to Licensee under this Agreement shall remain in full force and effect in accordance with their respective terms, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive future royalty payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.5.

24 | 35

ANNEX B: Agreed Form of License Agreement

11.2	Termination without cause by Licensee

Licensee shall have the right to provide termination notice under this Agreement without reason upon ninety (90) days’ prior written notice to the Licensors. Upon such termination notice by Licensee under this Section 11.2 all licenses and other rights granted by the Licensors to Licensee under this Agreement, including but not limited to Licensee's right to sublicense, shall terminate and be of no further force or effect, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.5.

11.3	Termination in case of Bankruptcy or Insolvency

(a)           Bankruptcy or Insolvency of any party

Bankruptcy or Insolvency of any party (the "Bankrupt or Insolvent Party") constitutes cause for termination of this Agreement in favour of the other party. Consequently, the other party shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the Bankrupt or Insolvent Party.

(b)           Effects of Bankruptcy or Insolvency of Licensee

The termination of this Agreement by the Licensors in case of Bankruptcy or Insolvency of Licensee has the effects described in Section 11.1(b).

(c)           Effects of Bankruptcy or Insolvency of any of the Licensors

The termination of this Agreement by Licensee in case of Bankruptcy or Insolvency of any of the Licensors ("Bankrupt or Insolvent Licensor") has the effects described in Section 11.1(c).

Should Licensee not exercise its right to terminate the Agreement pursuant to Section 11.3(a) any legal successor of the Bankrupt or Insolvent Licensor (such as, but not limited to, the receivership, a procurator or any Third Party as acquirer of the Bankrupt or Insolvent Licensor) ("Legal Successor") shall assume the rights and duties under this Agreement. Should such Legal Successor terminate this Agreement, Licensee shall be automatically be deemed to be granted a non-exclusive, perpetual, worldwide, royalty-free, fully-paid and sublicensable license to use the LTC Technology and all Improvements Controlled by the Licensors or any of their Legal Successors as they exist at the time of such termination.

25 | 35

ANNEX B: Agreed Form of License Agreement

All rights and licenses granted under or pursuant to this Agreement by Licensors to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (hereinafter the “Bankruptcy Code”), licenses or rights to “intellectual property” as defined under the Bankruptcy Code. Licensors acknowledge that if LTC being one of the Licensors, as a debtor-in-possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, Licensee may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. The parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against LTC under the Bankruptcy Code, Licensee shall be entitled to retain all of its rights under this Agreement. Licensors agree and acknowledge that enforcement by Licensee of any rights under Section 365(n) of the Bankruptcy Code in connection with this Agreement shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waive any right to object on such basis. Upon rejection of this Agreement by LTC or the bankruptcy trustee in a bankruptcy case under the Bankruptcy Code and written request of Licensee to LTC or the bankruptcy trustee pursuant to Section 365(n) of the Bankruptcy Code, the Licensors or such bankruptcy trustee (a) shall provide Licensee with all documentation, work product and other materials that are the subject of the rights and licenses described in this section, and any intellectual property otherwise required to be provided to Licensee under this Agreement that is held by Licensors or such bankruptcy trustee; and (b) shall not interfere with the rights of Licensee provided in this Agreement to the materials that are the subject of the rights and licenses described in this section, including any right to obtain such materials.

11.4	Termination pursuant to section [9.5] of the JV Agreement

Upon termination of this Agreement pursuant to section [9.5] of the JV Agreement, all licenses under Section 2 and other rights granted by the Licensors to Licensee under this Agreement, including but not limited to Licensee's right to sublicense, shall terminate and be of no further force or effect, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.5., and neither Party may claim any damages under what title ever from another Party as a result of such termination pursuant to section [9.5] of the JV Agreement.

11.5	General effects of termination notices; surviving obligations

Termination of this Agreement or of a party’s rights shall not relieve the parties of any obligation accruing prior to such termination, including any payment obligation hereunder. Except as expressly set forth elsewhere in this Agreement, the obligations and rights of the parties under Sections 1, 8, 9, 11.5, 12 and 13 shall survive termination of this Agreement.

26 | 35

ANNEX B: Agreed Form of License Agreement

Within thirty (30) days following the termination of this Agreement, each party shall destroy or return to the other party any and all Confidential Information of the other party in its possession, except that the terminating party may retain such Confidential Information to the extent necessary or useful for the practice of its surviving license(s) hereunder, and in any event except for one (1) copy of each item of the other party's Confidential Information which may be retained in confidential files solely for record purposes.

Termination of this Agreement shall not preclude any party from, and nothing herein shall limit or restrict either party from, claiming any other damages, compensation or relief that it may be entitled to, unless otherwise set forth in this Agreement (including without limitation in Section 11.4).

12.	INDEMNIFICATION

12.1	Indemnification by the Licensors

The Licensors hereby agree to save, defend, indemnify and hold harmless Licensee and its officers, directors and employees, consultants and agents ("Licensee Indemnitees") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees ("Indemnified Losses"), to which any such Licensee Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise directly out of the material breach by the Licensors of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, except to the extent such Indemnified Losses result from the negligence or wilful misconduct of any Licensee Indemnitee.

12.2	Licensee indemnification

Licensee hereby agrees to save, defend, indemnify and hold harmless the Licensors and its Affiliates and its or their officers, directors, employees, shareholders, consultants and agents ("LTC Indemnitees") from and against any and all Indemnified Losses, to which any such LTC Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise directly out of (i) a material breach by Licensee of any representation, warranty, covenant or agreement made by it under this Agreement, or (ii) the development, manufacture, use, handling, storage, sale or other disposition of Battery Cells by Licensee or any of its Affiliates, licensees or sublicensees use of such within a system by a Third Party, including without limitation any product liability claims related to Product(s), except to the extent such Indemnified Losses result from the negligence or wilful misconduct of any LTC Indemnitee.

27 | 35

ANNEX B: Agreed Form of License Agreement

12.3	Control of defense

In the event a Licensee Indemnitee or LTC Indemnitee (as the case may be) seeks indemnification under Section  12.2 or 12.3, it shall inform the other party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of any affected LTC Indemnitee or Licensee Indemnitee (as the case may be), if such settlement contains any admission of fault of such Licensee Indemnitee or LTC Indemnitee (as the case may be).

13.	GENERAL PROVISIONS

13.1	No implied licenses

No right or license under the LTC Technology is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. The Licensors hereby expressly reserve the right to practice, and to grant licenses under, the LTC Technology for any and all purposes other than the specific purposes for which Licensee has been granted an exclusive license under this Agreement.

13.2	Governing law

This Agreement and all disputes including those concerning any statute of limitations, set-off claims, tort claims, contractual and non-contractual claims and interest claims, shall be governed by the laws of Switzerland, excluding its conflict of laws rules.

13.3	Arbitration

Any disputes, controversy or claim arising under, out of or relating to this Agreement, its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be exclusively referred to and resolved under the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce (SCC) in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The arbitration tribunal shall consist of three (3) arbitrators. The Licensee shall appoint one arbitrator and the Licensors will jointly appoint one arbitrator. The two arbitrators so appointed shall designate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation, the SCC shall appoint the presiding arbitrator. The arbitration shall be conducted in the English language and shall take place in Zug, Switzerland. The arbitration award shall be final and binding on the Parties and the tribunal shall decide on the allocation of costs and expenses incurred by the Parties in connection with such proceedings.

28 | 35

ANNEX B: Agreed Form of License Agreement

Notwithstanding the preceding paragraph, either party may seek for and enforce preliminary and injunctive measures in any court having jurisdiction.

13.4	Relationship between the parties

The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.5	Non-waiver

The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.6	Assignment

Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably delayed or withheld). Any assignment not in accordance with this Section 13.6 shall be void.

13.7	No Third Party beneficiaries

This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.8	Severability

If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

29 | 35

ANNEX B: Agreed Form of License Agreement

13.9	Notices

Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Licensee, notices must be addressed to:

[●] AG c/o Grant Thornton Wirtschaftsprüfung AG, Baarerstrasse 2, 6300 Zug, Switzerland Attention: [insert name] Facsimile: [insert number]

With a copy to (which copy shall not constitute notice):

Blum&Grob Attorneys at Law Ltd Neumühlequai 6 CH-8021 Zurich, Switzerland Attention: Mr. Ralf Rosenow Facsimile: +41 58 320 0001

And with a copy to (which copy shall not constitute notice):

Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam, the Netherlands Attention: Mr. Johan Kleyn Facsimile: +31 20 674 1034

If to the Licensors, notices must be addressed to:

Lithium Technology Corporation 10379B Democracy Lane Fairfax, VA 22030, USA Attention: Mr. Tim Ryder, CFO Facsimile: +1 703-865-8888 and

30 | 35

ANNEX B: Agreed Form of License Agreement

GAIA Akkumulatorenwerke GmbH
Montaniastrasse 17
D-99734 Nordhausen, Germany
Attention: [Mr. Theo Kremers]
Facsimile: [+31 847 234874]

and

Dilo Trading AG
Gubelstrasse 19
CH-6300 Zug, Switzerland
Attention: [Mr. Theo Kremers]
Facsimile: [+31 847 234874]

With a copy to (which copy shall not constitute notice):

Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam, the Netherlands Attention: Mr. Johan Kleyn Facsimile: +31 20 674 1034

In the event of a change of notice address, recipient or both, a party shall provide the other party written notice pursuant to this Section 13.9 setting forth the new address and/or recipient, as appropriate.

13.10	Force majeure

Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, acts of terrorism, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party promptly after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labour disturbance or dispute.

13.11	Interpretation

All references to days in this Agreement shall mean calendar days, unless otherwise specified. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

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ANNEX B: Agreed Form of License Agreement

13.12	Counterparts

This Agreement may be executed in two or more counterparts and via facsimile or electronically, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

In Witness Whereof, the parties have executed this License Agreement as of the date first above written.

**

[Signatures to follow on the next page]

32 | 35

ANNEX B: Agreed Form of License Agreement

Licensors:

Lithium Technology Corporation

Name Its	Name Its

GAIA Akkumulatorenwerke GmbH

Name Its	Name Its

Dilo Trading AG

Name Its	Name Its

Licensee:

[●] AG

Name Its Date	Name Its Date

33 | 35

ANNEX B: Agreed Form of License Agreement

Appendix 1

LTC Patents

34 | 35

ANNEX B: Agreed Form of License Agreement

Appendix 2

Short Form License Agreement

(pursuant to Section 6)

t

(pursuant to Section 6)

35 | 35

ANNEX C: Form of License Agreement

License Agreement

by and among

Frazer Nash Research Limited

on one hand

and

[●] AG

a joint venture company of Lithium Technology Corporation, Inc.
and Cicco Holding AG

on the other hand

dated [●] 2011

Confidential

ANNEX C: Form of License Agreement

CONTENT

1.	DEFINITIONS		6

2.	GRANT OF LICENSE		10

	2.1	License grants	10

	2.2	Provision of FN Technology and Improvements to Licensee	11

	2.3	Conditions for sublicensing	12

3.	PAYMENT OBLIGATIONS AND PAYMENT PROVISIONS		12

	3.1	Royalties	12

	3.2	Accrued royalty payments	13

	3.3	Payment and reports	13

	3.4	Manner and place of payment	13

	3.5	Value added tax ("VAT")	14

	3.6	Income tax withholding	14

	3.7	Records, audits, adjustments	14

	3.8	Late payments	15

4.	R&D SUPPORT AND SUPPLY BY LICENSORS		15

	4.1	R&D Support	15

	4.2	Supply of Application Specific Integrated Circuit (“ASIC”)	16

5.	INTELLECTUAL PROPERTY		16

	5.1	Ownership of Improvements	16

	5.2	Patent prosecution and maintenance	16

	5.3	Assignment	16

	5.4	Cooperation of the Parties	17

	5.5	Infringement by Third Parties	17

	5.6	Infringement of Third Party rights	18

6.	REGISTRATION OF LICENSE		18

7.	LICENSEE DUTIES AND COVENANTS		19

	7.1	Duty to inform the Licensors	19

	7.2	Covenant to commercialize	19

2 | 34

ANNEX C: Form of License Agreement

8.	REPRESENTATIONS AND WARRANTIES		19

	8.1	Mutual representations and warranties	19

	8.2	Representations and warranties by the Licensors	19

	8.3	Disclaimer	20

9.	CONFIDENTIALITY; PUBLICATION		20

	9.1	Confidential Information	20

	9.2	Exceptions	21

	9.3	Authorized disclosure	21

	9.4	Publications	22

	9.5	Publicity	22

10.	TERM OF THIS AGREEMENT		23

	10.1	Term	23

	10.2	Effects of expiration	23

11.	TERMINATION		23

	11.1	Termination for cause	23

	11.2	Termination without cause by Licensee	24

	11.3	Termination in case of Bankruptcy or Insolvency	24

	11.4	Termination pursuant to section [9.5] of the JV Agreement	26

	11.5	General effects of termination notices; surviving obligations	26

12.	INDEMNIFICATION		26

	12.1	Indemnification by the Licensors	26

	12.2	Licensee indemnification	27

	12.3	Control of defense	27

13.	GENERAL PROVISIONS		27

	13.1	No implied licenses	27

	13.2	Governing law	28

	13.3	Arbitration	28

	13.4	Relationship between the parties	28

	13.5	Non-waiver	28

	13.6	Assignment	29

3 | 34

ANNEX C: Form of License Agreement

13.7	No Third Party beneficiaries	29

13.8	Severability	29

13.9	Notices	29

13.10	Force majeure	30

13.11	Interpretation	31

13.12	Counterparts	31

4 | 34

ANNEX C: Form of License Agreement

License Agreement

between

Frazer Nash Research Limited
Mytchett Place, Mytchett, Surrey GU16 6DQ, United Kingdom

on one hand

(hereinafter each referred to as "FN" or "Licensors")

and

[●] AG
c/o Grant Thornton Wirtschaftsprüfung AG, Baarerstrasse 2, 6300 Zug, Switzerland a joint venture company of Lithium Technology Corporation, Inc. and Cicco Holding AG, domiciled in Zug, Switzerland on the other hand

(hereinafter referred to as "Licensee")

WHEREAS,

(A)
Cicco Holding AG, an Affiliate of FN entered into a Joint Venture Agreement with GAIA Holding B.V. (hereinafter "LTC") on March 30, 2011 (hereinafter "JV Agreement"), to which this Agreement in agreed form was attached;

(B)
As agreed in the JV Agreement, Licensee was founded as of [DATE]. Licensee aims at combining for the mutual benefit of FN and LTC their respective Technologies and related Know-How for the design, production, marketing and sale of Battery Packs and CEMS (both as defined below) for use and sale to the Relevant Market (as defined below);

(C)	As of the date hereof, Licensee shall execute the LTC License Agreement (as defined below) with LTC with regard to the LTC Technology (as defined below);

(D)
The Licensors own or have otherwise access to patented and/or proprietary technologies, know-how, software and intellectual property rights for the manufacturing, production and use of Battery Management System, Charger and DC-DC Converter (as defined below);

5 | 34

ANNEX C: Form of License Agreement

(E)	Licensee desires to obtain, and the Licensors are willing to grant to Licensee a license under the FN Technology (as set out below) subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINITIONS

For the purpose of this Agreement (including its Appendices and the foregoing recitals) and unless the context indicates otherwise, capitalised terms shall have the meanings and definitions respectively assigned to them hereinafter. The plural shall include the singular and vice-versa.

1.1	"Accrued Royalties" shall bear the meaning provided in Section 3.2.

1.2
"Affiliate" shall mean, with respect to either party: (i) an entity which controls, directly or indirectly, such party or (ii) an entity, which, directly or indirectly, is under common control with such party, whereby "control" as used in this Section shall mean with respect to any person (a) the possession, directly or indirectly, of the power to direct or cause to direct the board or the management of such person through the ownership of voting shares or other rights, by contract or other-wise, or (b) the ownership, directly or indirectly, of a majority of the voting shares or equity interests in such person. For the purpose of this Agreement, Licensee shall not be considered an Affiliate of FN as long as FN, directly or indirectly, does not hold more than fifty percent (50%) of Licensee's share capital.

1.3	"Appendix" shall mean an appendix to this Agreement.

1.4
"Bankruptcy" shall mean the bankruptcy brought by an insolvent debtor party (voluntary bankruptcy) or forced by court orders issued on a creditors' petition (involuntary bankruptcy) and shall further mean any composition proceedings, agreements with creditors regarding the assignment of substantially all of the assets (extrajudicial composition agreements) as well as any other form of re-organisation affecting all or substantially all of the creditors or assets of a party.

6 | 34

ANNEX C: Form of License Agreement

1.5
"Battery Cells" shall mean the battery cells using lithium-ion polymer or such other electro-chemical composition and/or material(s) using or applying all or any part of the LTC Technology for the use in Relevant Market.

1.6
"Battery Pack" shall mean a collection of Battery Cells, arranged in one or more enclosures and electrically connected to form one or more energy storage device(s) with the appropriate Battery Management System, cooling system and essential electrical switch gear using or applying all or any part of the FN Technology and the LTC Technology for the use in the Relevant Market. A collection of more than one Battery Pack shall be referred to as Battery Packs.

1.7
"Battery Management System" shall mean the battery management system proprietary to FN consisting of (1) a micro-card and (2) an appropriate number of slave communication-bus. The micro-card interfaces with the vehicle CAN-bus and to the slave communication-bus with measurement and control functionality. Each slave manages 4 to 12 individual battery cells module providing cell and temperature measurement in addition to balancing functionality.

1.8
"Charger" shall include both on-board and off-board chargers and shall mean an electronic assembly able to convert electrical energy from a connected alternating current mains supply into a suitable direct current (DC) form to charge a battery to which it is connected. The Charger is able to operate at unity power factor and includes an electronic communications facility allowing monitoring of the battery during charge, helping ensure safe and reliable operation.

1.9
"Complete Energy Management System(s)" or "CEMS" shall mean the combination of components including but not necessarily limited to Battery Pack(s), DC-DC Converter(s) and Charger(s) arranged together to form an energy supply and storage system using or applying all or any part of the FN Technology and the LTC Technology for the use in the Relevant Market.

1.10	"Confidential Information" shall have the meaning provided in Section 9.1.

1.11
"Control" or "Controlled" shall mean, with respect to any Know-How, Patents or other intellectual property rights, possession by a party of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Know-How, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.12	"Country" shall mean the place where the Battery Cells or CEMS are Produced (and thus where the royalty accrues).

1.13
"DC-DC Converter" shall mean an efficient electronic device able to convert direct current (DC) electrical energy supplied at a high voltage into a lower DC voltage for use in conjunction with conventional automotive 12V systems. The unit provides electrical isolation between the two DC systems as well as an electronic communications facility allowing the device to communicate with other vehicle systems.

7 | 34

ANNEX C: Form of License Agreement

1.14	"Decision Period" shall have the meaning provided in Section 5.5.

1.15	"Effective Date" shall mean the date this Agreement enters into force, namely [DATE].

1.16
"FN Patents" shall mean all Patents covering any part of the FN Technology or Improvements Controlled by FN. As per the Effective Date, the parties acknowledge that there are no FN Patents in existence. The parties agree that any FN Patents being filed or granted during the term of this Agreement, such FN Patents are to be listed in Appendix 1, which Appendix 1 shall be updated upon development of further FN Patents during the term of this Agreement.

1.17
"FN Technology" includes the Know-How, the FN Patents from time to time (if any) as well as all technologies, software and intellectual property rights, patented or proprietary Controlled by FN as of the Effective Date, which are relevant, necessary or useful for the development, manufacturing, production, assembly or use of Battery Management Systems, Battery Packs or CEMS.

1.18
"Improvement" shall mean any further development, improvement or invention in connection with Battery Management Systems, Battery Packs or CEMS, whether patentable or not, related to the FN Technology and developed after the Effective Date.

1.19	"Indemnified Losses" shall have the meaning provided in Section 12.1.

1.20
"Insolvency" shall mean the state in which liabilities or debts of a party, as they become due for payment, exceed the party's liquid assets and short term revenues and such state prevails over an extended period of time, provided that during a cure period of thirty (30) days such Insolvency is not cured. For the purpose of this Agreement, Insolvency shall also be considered to be present if a party accumulates debt enforcement proceedings as visible in an extract from the register of the debt collection and bankruptcy office (or equivalent register).

1.21
"Know-How" shall mean data, knowledge and information, including all tangible and intangible techniques, technology, practices, trade secrets, methods, know-how, skill, experience, analytical and quality control data, results that are necessary or useful for the discovery, manufacture, development or commercialization of the Products.

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ANNEX C: Form of License Agreement

1.22	"LTC" shall mean Lithium Technology Corporation, a Delaware corporation, USA.

1.23	"LTC License Agreement" shall mean the License Agreement dated the same date as this Agreement between Licensee and LTC and certain of its Affiliates regarding the LTC Technology.

1.24
"LTC Patents" shall mean all Patents covering any part of the LTC Technology or Improvements Controlled by LTC or any of its Affiliates. The LTC Patents as per the Effective Date are listed in an appendix to the LTC License Agreement.

1.25
"LTC Technology" shall mean the Know-How, the LTC Patents as well as all technologies, software and intellectual property rights, patented or proprietary Controlled by LTC and/or its Affiliates as of the Effective Date, which are relevant and necessary for the development or manufacturing of Battery Cells. The LTC Technology as per the Effective Date is defined in the LTC License Agreement.

1.26	"Majority Counterparties" means the direct or indirect owners of a majority of the voting shares or equity interests in the Third Party that are not owned by Licensee.

1.27	"Licensee Patents" shall have the meaning provided in Section 5.3.

1.28
"Patent Rights" or "Patents" shall mean (a) patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates, and term restorations, and (b) pending applications for patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts thereof.

1.29
"Permitted Sub-Licensee" shall mean any Third Party in which the Licensee owns, directly or indirectly, at least 25% of the voting shares or equity interests of such Third Party, provided always that such Third Party is not a Prohibited Entity.

1.30	"Produced" shall have the meaning provided in Section 3.1, and "Production" shall have the equivalent meaning.

1.31	"Products" shall mean Battery Packs and CEMS.

1.32
"Prohibited Entity" means a Third Party that is not organized in the Specified Territory; provided, that a Third Party that is not organized in the Specified Territory shall not be deemed a Prohibited Entity if either (i) the Majority Counterparties are organized in the Specified Territory and agree to indemnify the Licensee for any breach of the sublicense by such Third Party or (ii) the Majority Counterparties have not been publicly accused of violating the intellectual property rights of licensors or sublicensors in any material respect within the last 2 years.

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ANNEX C: Form of License Agreement

1.33	"Relevant Market" shall mean the automotive industry and any other industry in which mass volume application of CEMS and/or Battery Packs is possible and/or commercially feasible.

1.34	"Section" means a section of this Agreement.

1.35
"Specified Territory" means any of the United States of America, the European Union, Japan, South Korea, Australia, New Zealand, India, Brazil, Mexico, Canada, UAE, Turkey, Switzerland, South Africa and Malaysia and any other country as from time to time mutually agreed in writing.

1.36	"Sub-Licensee" shall mean any Permitted Sub-Licensee as well as any Third Party with which Licensee has entered into a sub-license agreement under Section 2.3 with the prior consent of the Licensors.

1.37	"Suit Notice" shall have the meaning provided in Section 5.5.

1.38	"Technology" comprises the FN Technology and the LTC Technology.

1.39	"Term" shall have the meaning provided in Section 10.

1.40	"Territory" shall mean all countries and territories of the world.

1.41	"Third Party" shall mean an entity or person other than a party to this Agreement and their respective Affiliates, if any.

2.	GRANT OF LICENSE

2.1	License grants

(a)	FN Technology as of Effective Date

Subject to the terms and conditions of this Agreement, the Licensors hereby grant to Licensee an exclusive, royalty-bearing, sublicensable license (subject to Section 2.3) of the FN Technology to develop make, have made, use, export and import Battery Management System, Charger and DC-DC Converter solely to develop, make, have made, use, sell, have sold, offer for sale, market, export and import Products in the Relevant Market.

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ANNEX C: Form of License Agreement

For the avoidance of any doubt it is hereby clarified that the license to the FN Technology granted to Licensee under this Section 2.1 includes the right of Licensee to manufacture Battery Management System, Charger and DC-DC Converter, but any such items manufactured under the license may only and exclusively be used for the manufacturing and commercialisation of Products and may not be sold to Third Parties for any other purpose unless with express written approval from the Licensor and subject to mutually agreed commercial terms and conditions.

The Licensors shall be entitled to continue to use the FN Technology for the development, manufacturing and production of Battery Management Systems and CEMS and to license the FN Technology and Improvements subject to Section 2.1(b) for all applications outside the Relevant Market.

(b)	Improvements Controlled by the Licensors

Subject to the terms and conditions of this Agreement, the Licensors hereby grant to Licensee an exclusive, royalty-bearing, sublicensable license of any Improvements (including any FN Patents covering such Improvements) to develop, make, have made, use, export and import Battery Management System, Charger and DC-DC Converter solely to develop, make, have made, use, sell, have sold, offer for sale, market, export and import Products in the Relevant Market.

For the avoidance of doubt, it is hereby clarified that the license granted under this Section 2.1(b) shall automatically comprise any and all Improvements without any action by either party or other requirement. Any such Improvements shall be communicated (orally or in writing) from the respective Licensor to Licensee as promptly as reasonable and provided pursuant to Section 2.2.

2.2	Provision of FN Technology and Improvements to Licensee

For the purpose of providing the FN Technology in existence on the Effective Date, the parties hereto agree that a CD-Rom shall be produced by the Licensors, containing a all FN Technology up to the Effective Date. A copy of such CD-Rom shall be maintained by Licensee in confidential files as record for the licensed FN Technology.

The Parties expressly agree that any and all Improvement(s) Controlled by the Licensors shall, to the extent not in the public domain and not previously provided to Licensee, continuously be communicated to Licensee upon development, but in any case at the latest thirty (30) days after such development. In case of development of new FN Patents the Licensors shall accordingly amend Appendix 1 to this Agreement and shall provide Licensee with such amendment at the latest within thirty (30) days after the filing of each new FN Patent.

All of the activities contemplated by this Section 2.2 shall be conducted by the Licensors at no cost to Licensee.

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ANNEX C: Form of License Agreement

2.3	Conditions for sublicensing

The license grant under Sections 2.1 and 2.2 comprises the right to sublicense to Permitted Sub-Licensees all or any part of the licensed rights, such as, but not limited to the development and manufacturing of Battery Management System, Charger and DC-DC Converter, but solely for the purpose to develop, make, have made, use, sell, have sold, offer for sale, market, export and import Products, for any part of the Territory.

Any agreement entered into by Licensee with a Permitted Sub-Licensee granting a sublicense under this Section 2.3 shall contain such provisions as are necessary or required to ensure that Licensee's sublicense(s) do not exceed the scope of the license granted by the Licensors to Licensee hereunder and to ensure full compliance with the obligations of Licensee towards the Licensors under this Agreement, including without limitation the provisions of Sections 3.3 (royalty payment and reports), 3.7 (records, audits and adjustments), 4 (intellectual property rights), 7 (duties and covenants), 9 (confidentiality; publication) and the provisions related to term and termination in Sections 10 and 11 required to ensure the enforceability of these provisions in this Agreement also after such sublicense(s) have been granted by Licensee. For the avoidance of any doubt, it is hereby explicitly acknowledged and agreed that any sublicense to be granted by Licensee to a Third Party shall not contain the right to further sublicense to any Third Party without the explicit prior written consent of the Licensors.

Any sub-license from the Licensee to a Third Party which is not a Permitted Sub-Licensee shall require the prior consent by the Licensors.

The Licensee, upon conclusion of a sublicensing agreement with a Sub-Licensee, shall provide the Licensors with a full copy of the sublicense agreement.

3.	PAYMENT OBLIGATIONS AND PAYMENT PROVISIONS

3.1	Royalties

In consideration of the license granted hereunder Licensee shall pay to the Licensors during the term of this Agreement royalties as follows:

(i)	for each Battery Pack Produced by Licensee or its Affiliates or any Sub-Licensee a royalty in the amount of [ * ; and

(ii)	for each CEMS Produced by Licensee or its Affiliates or any Sub-Licensee a royalty in the amount of [ * ].

* This information has been omitted and will be filed separately with the United States Securities and Exchange Commission.

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ANNEX C: Form of License Agreement

A Battery Pack or CEMS shall be deemed "Produced" (and "Production" of a Battery Pack or a CEMS shall be deemed to have occurred) hereunder upon the earlier of (i) such Battery Pack or CEMS being ready for sale and (ii) such Battery Pack or CEMS being approved/released for sale or further processing. For the avoidance of doubt, the royalties hereunder shall become due not only upon an actual sale of a Product to occur, but already when the Production of such Product is completed and has passed the end of Production quality check for further use or sale.

For the further avoidance of doubt it is hereby clarified that the royalties under (i) and (ii) above shall become due cumulatively, i.e. both royalties shall be payable when Battery Packs in a subsequent manufacturing step are included in a CEMS Produced.

3.2	Accrued royalty payments

The Parties agree that the payment of the royalties under Section 3.1 shall initially be suspended for a period of eighteen (18) months from the Effective Date. During such period of time, royalties earned by the Licensors pursuant to Section 3.1 shall be reported to the Licensors under Section 3.3 and recorded in the books of Licensee, but such accrued amount of royalties ("Accrued Royalties") shall become due and payable to the Licensors only within thirty (30) days after the expiration of the eighteen (18) months period.

The Accrued Royalties shall carry an annual interest rate of the minimum required rate (if and to the extent required by any applicable law or regulation) from the date of accrual until actual payment is effected. Licensee shall be entitled at any point in time to pay Accrued Royalties or any part thereof to the Licensors earlier than after the expiration of the eighteen (18) month period.

3.3	Payment and reports

The royalties under Section 3.1 shall be calculated and reported on a Product-by-Product and Country-by-Country basis. Subject to Section 3.2, all such payments shall be made within sixty (60) calendar days after the end of each calendar quarter.

Reports regarding Production output on a Product-by-Product basis (i.e. Battery Packs and CEMS) and Country-by-Country basis (if Production occurs in different countries) as well as the amount of royalty payable thereon in accordance with this Agreement shall be reported by Licensee on a monthly basis within ten (10) days after the end of each calendar month.

3.4	Manner and place of payment

Royalties for Battery Packs and CEMS Produced according to Section 3.1 shall be payable in United States Dollars (USD). All payments owed under this Agreement shall be made to all Licensors by wire transfer to a bank account designated in writing by the Licensors from time to time. Licensee shall have no obligation to separate payments of royalties amongst the Licensors.

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ANNEX C: Form of License Agreement

3.5	Value added tax ("VAT")

The payments to be made under this Agreement do not include any VAT (or equivalent sales or turnover tax; together hereinafter "VAT"). The parties shall cooperate with each other using their reasonable best efforts to ensure that the transactions hereunder are not subject to VAT. If nevertheless VAT is levied and it cannot be settled by filing a notification instead of paying the VAT, VAT shall be added to the applicable payment and it shall be paid by Licensee in addition to the respective royalty amount shown in the respective reports. If VAT is payable, the parties shall reasonably cooperate with each other to allow to the extent possible under applicable laws and regulations recovery of any such VAT paid.

3.6	Income tax withholding

If provision is made in any law or regulation of any country for withholding of taxes of any type, levies or other charges applicable to any royalty or other amounts payable under this Agreement to the Licensors, then Licensee shall promptly pay such tax, levy or charge for and on behalf of the Licensors to the proper governmental authority, and shall promptly furnish the Licensors with receipt of such payment. Licensee shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to the Licensors. Each party agrees to reasonably assist the other party in claiming exemption from such deductions or withholdings under double taxation or similar agreements or treaties from time to time in force and in minimizing the amount required to be so withheld or deducted. If any such withholding of taxes is required, the parties shall cooperate with each other to allow to the extent possible under applicable laws and regulations recovery of any such taxes withheld and paid.

3.7	Records, audits, adjustments

Licensee shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the Production output for Battery Packs and CEMS Produced in sufficient detail, including with regard to such information from the auditing of the respective records of any sublicensees and/or any Third Party involved in the Production of Product, to permit the Licensors to confirm the accuracy of all royalty reported and due hereunder. Records will include, at a minimum, production master files, product numbers, description and the date of production and approval for sale or further processing, all on a Product-by-Product and Country-by-Country basis.

The Licensors shall have the right to cause an independent, certified public accountant to audit such records, including (but not limited to) the records and audit records on Production output of any sublicensees and/or any Third Parties involved in the Production of Products, to confirm the Production output and royalty payments for a period covering the greater of (i) the preceding three (3) years or (ii) the period required by applicable law. Such audit rights may be exercised no more than once per calendar year during normal business hours upon reasonable prior written notice to Licensee. The Licensors shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than five percent (5%) of the amount of royalty due under this Agreement during the audited period, in which case, Licensee shall bear the full cost of such audit, and Licensee shall promptly remit to the Licensors such cost together with the amount of any underpayment, plus interest calculated in accordance with Section 3.8.

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ANNEX C: Form of License Agreement

3.8	Late payments

In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at an annual the rate of five percent (5%) of the due amount; provided, however, that such rate shall in no event exceed the maximum annual interest rate imposed by any applicable law or regulation (if any). The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

4.	R&D SUPPORT AND SUPPLY BY LICENSORS

4.1	R&D Support

Licensors undertake to provide the Licensee with such support in research and development that may be reasonably requested by Licensee to fully enjoy the license granted by Licensors hereunder. The purpose of such support in the conduct of its business (including without limitation) shall in particular be that Licensee may fully exploit the FN Technology in connection with the LTC Technology licensed to Licensee under the LTC License Agreement for the successful development, improvement, manufacturing, marketing and sale of Products.

Such support from Licensors shall be free of charge and in particular include but not be limited to:

(i)	access to qualified personnel of Licensors involved and knowledgeable in the research and development activities for Battery Management System, Charger and DC-DC Converter;

(ii)
access to qualified personnel of Licensors involved and knowledgeable in the manufacturing of Battery Management System, Charger and DC-DC Converter in order to allow Licensee to set-up and improve mass manufacturing facilities for the manufacturing of Battery Management System, Charger and DC-DC Converter in accordance with the license granted hereunder;

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ANNEX C: Form of License Agreement

(iii)	access to all information and documentation and other material as reasonably requested by Licensee to enjoy the license granted hereunder.

The parties undertake to cooperate with each other during the term of this Agreement to implement the support from Licensors to Licensee pursuant to this Section 4.1. In particular and without limitation of the generality of the provisions herein above, Licensors undertake to support and assist Licensee in the planning, setting-up and operation of a mass production facility for Battery Packs, CEMS and/or Products as determined by Licensee.

4.2	Supply of Application Specific Integrated Circuit (“ASIC”)

The parties understand and acknowledge that Licensee, to be in a position to enjoy the license granted hereunder, depends on continuous supply of ASICs required for the manufacturing of Battery Management System, Charger and DC-DC Converter subject to mutually agreed commercial terms.

5.	INTELLECTUAL PROPERTY

5.1	Ownership of Improvements

The Licensors shall own and correspondingly have all right to patent (if patentable) all Improvements developed by the Licensors or Licensee under this Agreement in their own name, however, subject to the license grant under Section 2.1(b). Any Patents so filed by the Licensors in their own name shall become FN Patents and shall be added to Appendix 1 pursuant to Section 1.23.

5.2	Patent prosecution and maintenance

The Licensors shall have the first right (but not the obligation) to prepare, file, prosecute and maintain all FN Patents at the sole expense of the Licensors. The Licensors shall provide Licensee with a reasonable opportunity to review drafts of proposed patent office submissions with respect to FN Patents that claim the manufacture, use or sale of Products being developed or commercialized by Licensee, if appropriate, depending on the contents of the submission. The Licensors shall consider in good faith the requests and suggestions of Licensee with respect to strategies for filing and prosecuting such FN Patents and shall keep Licensee informed of any progress with regard thereto.

5.3	Assignment

If the Licensors are no longer interested in prosecuting or maintaining any of the FN Patents, then the Licensors shall notify Licensee thereof. If Licensee asks for an assignment of any such FN Patents, then the Licensors shall assign such FN Patents to Licensee free of any charge, provided that Licensee shall bear the costs for such assignments. All Patent rights so assigned from the Licensors to Licensee shall become Licensee Patents.

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ANNEX C: Form of License Agreement

5.4	Cooperation of the Parties

Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any FN Patents under this Agreement and, subject to the terms of this Agreement in the obtaining and maintenance of any patent extensions, supplementary protection certificates with respect to any such FN Patent. Such cooperation includes, but is not limited to with regard to Licensee: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Improvements in the Licensors set forth in Section 5.1, and FN Patents claiming or disclosing such Improvements, and to enable the Licensors to apply for and to prosecute patent applications in any country; and (b) promptly informing the Licensors of any matters coming to Licensee's attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

5.5	Infringement by Third Parties

Each party shall promptly provide written notice to the other party during the term of this Agreement of any known infringement or suspected infringement by a Third Party of any FN Patents, and shall provide the other party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Within a period of ninety (90) days after either party provides or receives such written notice with respect to FN Patents ("Decision Period"), Licensee, in its sole discretion, shall decide whether or not to initiate a suit or take other appropriate action and shall notify the Licensors in writing of its decision in writing ("Suit Notice").

If Licensee decides to bring a suit or take action and provides a respective Suit Notice, then Licensee may immediately commence such suit or take such action. If Licensee (i) does not in writing advise the Licensors within the Decision Period that it will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, then the Licensors shall thereafter have the right, but no obligation, to commence suit or take action and shall provide written notice to Licensee of any such suit commenced or action taken by the Licensors.

Upon written request, the party bringing suit or taking action ("Initiating Party") shall keep the other party informed of the status of any such suit or action and shall provide the other party with copies of all substantive documents and communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

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ANNEX C: Form of License Agreement

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including, without limitation, the Initiating Party’s attorneys’ fees, damages and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall belong to the Initiating Party.

If the Initiating Party believes it reasonably necessary, upon written request the other party shall join as a party to the suit or action, but shall be under no obligation to participate, except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party. The other party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party shall not settle, agree to a consent judgment or otherwise voluntarily dispose of the suit or action without the written consent of the other party, which consent shall not be unreasonably delayed or withheld.

Except as otherwise agreed by the parties in connection with any cost-sharing arrangement, any recovery realized as a result of litigation described in this Section 5.5 (whether by way of settlement or otherwise) will be first allocated to reimbursement of unreimbursed legal fees and expenses incurred by the Initiating Party, then toward reimbursement of any unreimbursed legal fees and expenses of the other party, and then the remainder will be distributed by allocating 50% of such remainder to the Initiating Party and 50% to the party holding the Patent being the subject of the litigation.

5.6	Infringement of Third Party rights

Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of any of the parties to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Licensee shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Licensee's activities at its own expense and by counsel of its own choice, and the Licensors shall have the right, at their own expense, to be represented in any such action by counsel of their own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 5.6 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld unless the rights and interests would be diminished, restricted, limited or otherwise jeopardized in a material manner).

6.	REGISTRATION OF LICENSE

The Licensors hereby authorize Licensee to record the license of FN Patents granted under this Agreement (i) as of Effective Date and (ii) on any further licenses of FN Patents resulting from Improvements with any competent patent office of such country in which a FN Patent is existing. For purposes of such registration, the parties shall upon request of Licensee promptly execute a short form license agreement substantially in the form of Appendix 2 hereto, where applicable, and any other documents reasonably required for this purpose.

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ANNEX C: Form of License Agreement

7.	LICENSEE DUTIES AND COVENANTS

7.1	Duty to inform the Licensors

Licensee shall at all times have the duty to continuously inform the Licensors on Improvements made by or on behalf of Licensee (including those made by any Affiliate or sublicensee) and to any other material event related to Products.

7.2	Covenant to commercialize

Licensee warrants that during the term of this Agreement it will use its best efforts, consistent with Licensee's good business judgment reasonably applied, to ensure timely commercial development, production and early marketing, as well as successful commercialization and perpetuation of commercialization, of Product(s) in the Relevant Market. While Licensee warrants that it will utilize its best efforts to develop, market and commercialize Product(s), Licensee does not warrant that it will ultimately be successful in marketing or commercializing any such Product.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Mutual representations and warranties

Each party represents and warrants for itself to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement or instrument to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental body or administrative agency having jurisdiction over it.

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ANNEX C: Form of License Agreement

8.2	Representations and warranties by the Licensors

The Licensors represent and warrant to Licensee that, as of the Effective Date: (a) the Licensors Control the FN Technology; (b) the Licensors have not received written notice from any Third Party claiming that manufacture, use or sale of the Battery Cells infringe the Patents of any Third Party; (c) the Licensors are not a party to any legal action, suit or proceeding relating to Battery Management Systems or CEMS; (d) the execution and performance of this Agreement by the Licensors does not breach, violate, contravene or constitute a default under any contract to which the Licensors are a party or by which they are bound; (e) the Licensors have to the best of their knowledge disclosed the FN Technology needed by Licensee to exercise and enjoy the license granted hereunder for the Relevant Market without any restrictions; and that (f) the Appendices 1 and 3 to this Agreement are true and complete.

8.3	Disclaimer

THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. To the extent allowed by applicable mandatory law, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE REGARDLESS OF THE FACT THAT SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS.

9.	CONFIDENTIALITY; PUBLICATION

9.1	Confidential Information

Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the term of this Agreement and for five (5) years thereafter, such party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any FN Technology or Improvements, Production numbers, royalties and royalty reports and any other confidential information related to the Products furnished to it and owned by the other party pursuant to this Agreement ("Confidential Information"). Such party (the "Recipient") may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Recipient will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Recipient will promptly notify the other parties upon discovery of any unauthorized use or disclosure of the Confidential Information.

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ANNEX C: Form of License Agreement

9.2	Exceptions

Confidential Information shall not include any information which the Recipient can prove by competent written evidence or relevant records: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is known by the Recipient at the time of receiving such information; (c) is hereafter furnished to the Recipient by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Recipient without the use of Confidential Information of the other party; provided, however, that the exceptions set forth in the preceding clauses (b) and (d) shall not apply to Confidential Information that is or becomes licensed to the Recipient under this Agreement. Notwithstanding the foregoing, any specific combination of items found in the Confidential Information shall not be deemed to fall within the foregoing exclusions merely because such combination can be pieced together from multiple public sources, none of which shows the whole combination, unless the combination itself is published or available to the general public or are in the rightful possession of the Recipient.

9.3           Authorized disclosure

Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

a)	filing or prosecuting Patents as permitted by this Agreement;

b)	prosecuting or defending litigation as permitted by this Agreement;

c)	complying with applicable court orders or governmental authority orders or regulations;

d)
disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or financial institutions or advisors in confidential financing documents, provided, in each case, that any such Third Party agrees by prior written agreement to be bound by obligations of confidentiality and non-use, such obligations of confidentiality to contain a confidentiality period of at least five (5) years after disclosure of such Confidential Information; and

e)
disclosure to Sub-Licensee(s) in connection with sublicense agreements concluded in accordance with Section 2.3, provided, that any such Sub-Licensee agrees by prior written agreement to be bound by confidentiality obligations and non-use obligations substantially identical and not less onerous than those set forth in Section 9.1 (except as necessary to enjoy the sublicense).

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ANNEX C: Form of License Agreement

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Sections 9.3(b) and 9.3(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligently as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid and/or minimize disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission (or any other relevant agency or body related to a regulated stock exchange) or as otherwise required by law.

9.4	Publications

Licensee shall have the right to publish any papers regarding results and other information regarding the Products, including oral presentations and abstracts, however refraining from revealing FN Technology or Improvements Controlled by the Licensors that are not in the public domain. Upon publication, Licensee shall provide the Licensors with a copy of each such publication.

9.5	Publicity

It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement, and that each party thereafter may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold or delay consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

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ANNEX C: Form of License Agreement

10.	TERM OF THIS AGREEMENT

10.1	Term

The term of this Agreement shall be ten (10) years starting at the date of this Agreement (the "Term"), unless earlier terminated pursuant to Section 11, and may be extended by Licensee with written notice to the Licensors for an additional five (5) year period each time, provided that the Licensee, at the point of such extension notice, is in compliance with its obligations under this Agreement. Each extension notice shall be given by Licensee not later than six (6) months prior to the expiration of this Agreement.

10.2	Effects of expiration

Upon expiration of this Agreement, all licenses granted that were in effect immediately prior to such expiration shall survive to the extent the license stood at the time of expiration on a non-exclusive, perpetual, fully-paid, royalty-free basis. Expiration of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration. Except as expressly set forth elsewhere in this Agreement, the obligations and rights of the parties under Sections 1, 4, 8, 9, 10.2, 12 and 13 shall survive expiration of this Agreement.

11.	TERMINATION

11.1	Termination for cause

a)	Right to terminate

Each party shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the other party upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the thirty-day period following written notice of termination by the non-breaching party or, if such breach is not susceptible of cure within such thirty-day period, the breaching party has not taken appropriate steps to commence such cure during such thirty-day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter. In addition, termination shall not be permitted for a payment breach where the obligation to make payment is being diligently contested in good faith by appropriate proceedings and any required payment (including accrued interest) is promptly made following completion of dispute resolution as contemplated hereby. Any right to terminate under this Section 11.1(a) shall be stayed and the cure period tolled in the event that, during any cure period, the party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 13.3 with respect to the alleged breach, which stay and tolling shall last so long as the allegedly breaching party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

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ANNEX C: Form of License Agreement

b)	Effect of termination for cause by the Licensors

Upon termination by the Licensors pursuant to this Section 11.1, all licenses under Section 2 and other rights granted by the Licensors to Licensee under this Agreement, including but not limited to Licensee's right to sublicense, shall terminate and be of no further force or effect, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.4.

c)	Effect of termination for cause by Licensee

Upon termination by Licensee for cause pursuant to this Section 11.1 all licenses under Section 2 and other rights granted by the Licensors to Licensee under this Agreement shall remain in full force and effect in accordance with their respective terms, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive future royalty payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.4,.

11.2	Termination without cause by Licensee

Licensee shall have the right to provide termination notice under this Agreement without reason upon ninety (90) days’ prior written notice to the Licensors. Upon such termination notice by Licensee under this Section 11.2 all licenses and other rights granted by the Licensors to Licensee under this Agreement, including but not limited to Licensee's right to sublicense, shall terminate and be of no further force or effect, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.4.

11.3	Termination in case of Bankruptcy or Insolvency

a)	Bankruptcy or Insolvency of any party

Bankruptcy or Insolvency of any party (the "Bankrupt or Insolvent Party") constitutes cause for termination of this Agreement in favour of the other party. Consequently, the other party shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the Bankrupt or Insolvent Party.

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ANNEX C: Form of License Agreement

b)	Effects of Bankruptcy or Insolvency of Licensee

The termination of this Agreement by the Licensors in case of Bankruptcy or Insolvency of Licensee has the effects described in Section 11.1(b).

c)	Effects of Bankruptcy or Insolvency of any of the Licensors

The termination of this Agreement by Licensee in case of Bankruptcy or Insolvency of any of the Licensors ("Bankrupt or Insolvent Licensor") has the effects described in Section 11.1(c).

Should Licensee not exercise its right to terminate the Agreement pursuant to Section 11.3(a) any legal successor of the Bankrupt or Insolvent Licensor (such as, but not limited to, the receivership, a procurator or any Third Party as acquirer of the Bankrupt or Insolvent Licensor) ("Legal Successor") shall assume the rights and duties under this Agreement. Should such Legal Successor terminate this Agreement, Licensee shall be automatically be deemed to be granted a non-exclusive, perpetual, worldwide, royalty-free, fully-paid and sublicensable license to use the FN Technology and all Improvements Controlled by the Licensors or any of their Legal Successors as they exist at the time of such termination.

All rights and licenses granted under or pursuant to this Agreement by Licensors to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (hereinafter the “Bankruptcy Code”), licenses or rights to “intellectual property” as defined under the Bankruptcy Code. Licensors acknowledge that if it, as a debtor-in-possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, Licensee may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. The parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against FN under the Bankruptcy Code, Licensee shall be entitled to retain all of its rights under this Agreement. Licensors agree and acknowledge that enforcement by Licensee of any rights under Section 365(n) of the Bankruptcy Code in connection with this Agreement shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waive any right to object on such basis. Upon rejection of this Agreement by FN or the bankruptcy trustee in a bankruptcy case under the Bankruptcy Code and written request of Licensee to FN or the bankruptcy trustee pursuant to Section 365(n) of the Bankruptcy Code, the Licensors or such bankruptcy trustee (a) shall provide Licensee with all documentation, work product and other materials that are the subject of the rights and licenses described in this section, and any intellectual property otherwise required to be provided to Licensee under this Agreement that is held by Licensors or such bankruptcy trustee; and (b) shall not interfere with the rights of Licensee provided in this Agreement to the materials that are the subject of the rights and licenses described in this section, including any right to obtain such materials.

25 | 34

ANNEX C: Form of License Agreement

11.4	Termination pursuant to section [9.5] of the JV Agreement

Upon termination of this Agreement pursuant to section [9.5] of the JV Agreement, all licenses under Section 2 and other rights granted by the Licensors to Licensee under this Agreement, including but not limited to Licensee's right to sublicense, shall terminate and be of no further force or effect, and all other rights granted by Licensee to the Licensors under this Agreement, including without limitation any right to receive payments under Sections 3.1 hereof shall terminate and be of no further force or effect, except as set forth in Section 11.5., and neither Party may claim any damages under what title ever from another Party as a result of such termination pursuant to section [9.5] of the JV Agreement.

11.5	General effects of termination notices; surviving obligations

Termination of this Agreement or of a party’s rights shall not relieve the parties of any obligation accruing prior to such termination, including any payment obligation hereunder. Except as expressly set forth elsewhere in this Agreement, the obligations and rights of the parties under Sections 1, 8, 9, 11.5, 12 and 13 shall survive termination of this Agreement.

Within thirty (30) days following the termination of this Agreement, each party shall destroy or return to the other party any and all Confidential Information of the other party in its possession, except that the terminating party may retain such Confidential Information to the extent necessary or useful for the practice of its surviving license(s) hereunder, and in any event except for one (1) copy of each item of the other party's Confidential Information which may be retained in confidential files solely for record purposes.

Termination of this Agreement shall not preclude any party from, and nothing herein shall limit or restrict either party from, claiming any other damages, compensation or relief that it may be entitled to, unless otherwise set forth in this Agreement (including without limitation in Section 11.4).

12.	INDEMNIFICATION

12.1	Indemnification by the Licensors

The Licensors hereby agree to save, defend, indemnify and hold harmless Licensee and its officers, directors and employees, consultants and agents ("Licensee Indemnitees") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees ("Indemnified Losses"), to which any such Licensee Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise directly out of the material breach by the Licensors of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, except to the extent such Indemnified Losses result from the negligence or wilful misconduct of any Licensee Indemnitee.

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ANNEX C: Form of License Agreement

12.2	Licensee indemnification

Licensee hereby agrees to save, defend, indemnify and hold harmless the Licensors and its Affiliates and its or their officers, directors, employees, shareholders, consultants and agents ("FN Indemnitees") from and against any and all Indemnified Losses, to which any such FN Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise directly out of (i) a material breach by Licensee of any representation, warranty, covenant or agreement made by it under this Agreement, or (ii) the development, manufacture, use, handling, storage, sale or other disposition of Battery Cells by Licensee or any of its Affiliates, licensees or sublicensees use of such within a system by a Third Party, including without limitation any product liability claims related to Product(s), except to the extent such Indemnified Losses result from the negligence or wilful misconduct of any FN Indemnitee.

12.3	Control of defense

In the event a Licensee Indemnitee or FN Indemnitee (as the case may be) seeks indemnification under Section  12.2 or 12.3, it shall inform the other party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of any affected FN Indemnitee or Licensee Indemnitee (as the case may be), if such settlement contains any admission of fault of such Licensee Indemnitee or FN Indemnitee (as the case may be).

13.	General provisions

13.1	No implied licenses

No right or license under the FN Technology is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. The Licensors hereby expressly reserve the right to practice, and to grant licenses under, the FN Technology for any and all purposes other than the specific purposes for which Licensee has been granted an exclusive license under this Agreement.

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ANNEX C: Form of License Agreement

13.2	Governing law

This Agreement and all disputes including those concerning any statute of limitations, set-off claims, tort claims, contractual and non-contractual claims and interest claims, shall be governed by the laws of Switzerland, excluding its conflict of laws rules.

13.3	Arbitration

Any disputes, controversy or claim arising under, out of or relating to this Agreement, its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be exclusively referred to and resolved under the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce (SCC) in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The arbitration tribunal shall consist of three (3) arbitrators. The two arbitrators so appointed shall designate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation, the SCC shall appoint the presiding arbitrator. The arbitration shall be conducted in the English language and shall take place in Zug, Switzerland. The arbitration award shall be final and binding on the Parties and the tribunal shall decide on the allocation of costs and expenses incurred by the Parties in connection with such proceedings.

Notwithstanding the preceding paragraph, either party may seek for and enforce preliminary and injunctive measures in any court having jurisdiction.

13.4	Relationship between the parties

The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.5	Non-waiver

The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

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ANNEX C: Form of License Agreement

13.6	Assignment

Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably delayed or withheld). Any assignment not in accordance with this Section 13.6 shall be void.

13.7	No Third Party beneficiaries

This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.8	Severability

If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.9	Notices

Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Licensee, notices must be addressed to:

[●] AG
c/o Grant Thornton Wirtschaftsprüfung AG, Baarerstrasse 2, 6300 Zug, Switzerland
Attention: [insert name]
Facsimile: [insert number]

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ANNEX C: Form of License Agreement

With a copy to (which copy shall not constitute notice):

Blum&Grob Attorneys at Law Ltd
Neumühlequai 6
CH-8021 Zurich, Switzerland
Attention: Mr. Ralf Rosenow
Facsimile: +41 58 320 0001

And with a copy to (which copy shall not constitute notice):

Allen & Overy LLP
Apollolaan 15
1077 AB Amsterdam, the Netherlands
Attention: Mr. Johan Kleyn
Facsimile: +31 20 674 1034

If to the Licensors, notices must be addressed to:

Frazer-Nash Research Limited
Mytchett Place, Mytchett
Surrey GU16 6DQ, United Kingdom
Attention: William Chia
Facsimile:+44 1252 52 0800

With a copy to (which copy shall not constitute notice):

Blum&Grob Attorneys at Law Ltd
Neumühlequai 6, P.O. Box 3954
CH-8021 Zurich, Switzerland
Attention: Ralf Rosenow
Facsimile: +41 58 320 0001

In the event of a change of notice address, recipient or both, a party shall provide the other party written notice pursuant to this Section 13.9 setting forth the new address and/or recipient, as appropriate.

13.10	Force majeure

Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, acts of terrorism, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party promptly after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labour disturbance or dispute.

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ANNEX C: Form of License Agreement

13.11	Interpretation

All references to days in this Agreement shall mean calendar days, unless otherwise specified. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.12	Counterparts

This Agreement may be executed in two or more counterparts and via facsimile or electronically, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

In Witness Whereof, the parties have executed this License Agreement as of the date first above written.

[Signatures to follow on the next page]

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ANNEX C: Form of License Agreement

Place, Date

Frazer-Nash Research Limited

Name Its	Name Its

Place, Date

[JV Licensee]

Name Its	Name Its

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ANNEX C: Form of License Agreement

Appendix 1

FN Patents

[None – at this moment;]

33 | 34

ANNEX C: Form of License Agreement

 Appendix 2

Short Form License Agreement

(pursuant to Section 6)

34 | 34

Annex D	Execution copy

Organizational Rules

of

JV NewCo AG

domiciled in Zug

The Board of Directors ("Board") of JV NewCo AG ("Company") issues the present Organizational Rules ("Rules") on the basis of the Articles of Association and the Swiss Code of Obligations.

It settles the duties and powers of the Board of Directors and those of possible managing directors and managers, if any.

I.	The Board

1.	Powers and Duties

1.1
The Board is the executive body of the Company and has the power to adopt resolutions on all matters which are not reserved to the General Meeting of Shareholders or attributed to other bodies of the Company.

1.2
The Board may delegate the management and the representation of the Company wholly or in part to one or more managing directors or managers unless otherwise provided by mandatory law, the Articles of Association or the present Rules.

The Board may establish committees and any charter of such committees will be approved by a resolution in accordance with section 4 below.

Such delegation has to be made by a separate resolution in accordance with Section IV of the Rules.

1.3	The Board has in particular the following non-transferable and inalienable duties:

a.	to ultimately manage the Company and give the necessary directives;

b.	to determine the organization;

c.	to organize the accounting, the financial control, as well as the financial planning;

d.	to appoint and remove the persons entrusted with the management and representation of the Company and to grant the signatory power;

e.
to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, the Organizational Rules and other regulations and directives;

f.	to prepare the business report, as well as the General Meeting of Shareholders and to implement the latter's resolutions;

g.	to inform the judge in case of insolvency;

h.	to pass resolutions regarding the subsequent payment of capital with respect to not fully paid-in shares;

i.	to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;

j.	to examine the professional qualifications of the specially qualified auditors in those cases in which the law provides for the use of such auditors;

k.	to decide about the incorporation, liquidation or acquisition of subsidiaries, branches and places of business

l.	to determine option and other equity programs.

2.	Constitution and signatory power

The Board constitutes itself. It shall namely elect the chairman from among its members. Furthermore, the Board may appoint a secretary who does not need to be a member of the Board.

The Board of Directors determines and grants the signatory powers to the chairman and the members. The power to sign is granted to two persons jointly.

3.	Meetings

The Board meets as often as business requires.

Meetings are called in writing (by post, fax or email) by the chairman or, in case of his incapability, by another member of the Board. Every member of the Board may require the immediate calling of a meeting, with indication of its purpose. In this case, the chairman shall call the meeting within ten (10) days upon reception of the request.

The calling of the meeting shall take place in writing at the latest 10 days prior to the day of the meeting. The convening letter shall state the agenda and provide all documents relevant for the resolutions to be taken. Resolutions on affairs not on the item list may only be taken if all members of the Board are present. With the consent of all members of the Board, this notice does not have to be observed. In emergency cases, the notice period may be shortened.

The meeting shall be chaired by the chairman or, in case of his incapability, by another member of the Board.

On request of a member of the Board, members of the management may attend the meeting. They have an advisory capacity only. The chairman shall decide in case of disagreement.

4.	Quorum, adoption of resolutions, minutes

A quorum of the majority of the members of the Board present (or participating by telephone or any other similar means of communication) is required for the adoption of resolutions.

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If no member raises any objection or if two (2) members so require, each member of the Board may participate in a meeting by telephone (conference call) or any other similar means of communication and such participation is equivalent to the presence of the member in question at the meeting concerned.

The presence of only one member of the Board shall be sufficient to pass a resolution on the confirmation of a capital increase, including acceptance of the report on the capital increase, or regarding the subsequent payment of capital with respect to not fully paid-in shares, and to resolve on the subsequent amendment of the Articles of Association.

Resolutions of the Board are adopted by the majority of the votes cast. The chairman shall have the casting vote.

Generally, votes are cast openly. Votes are cast secretly, if a majority of the members present agrees upon such motion.

Resolutions may be adopted in writing by means of circular resolutions unless a member requests discussion.

Minutes are to be kept of all the resolutions. They must be signed by the chairman and the secretary or another member of the Board. Minutes as well as resolutions adopted by circular resolutions must be ratified by the Board in the next meeting.

5.	Right to require information and inspection rights

Each member of the Board may, without any restriction, demand information on all business affairs of the Company and its subsidiaries (if any) and may inspect all books, business files and corporate documents of the Company and its subsidiaries (if any). All Board members and all members of the Management Team shall, without restriction, provide any information and shall produce all documents requested.

If a member of the Board exercises its right of information and inspection improperly or in a way disruptive to the orderly course of business of the Company, the Board may decide to grant this member only restricted information in accordance with the legal requirements (Article 715a CO).

6.	Obligation to report

The members of the Board are obligated to report - without being asked - important matters, or exceptional occurrences concerning the Company, as far as they are known to them.

The report is usually made at the meetings of the Board or, in exceptional cases, immediately or directly to the chairman of the Board.

7.	Remuneration

The Board determines the amount of the remuneration of its members.

Exceptional endeavor outside of the usual activity of the Board is remunerated separately.

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8.	Secrecy, returning of documents

The members of the Board may not reveal to third parties facts that they gained in their role as member of the Board.

Business documents have to be returned at the latest at the end of their charge.

II.	The chairman of the Board

The chairman of the Board obtains information on an ongoing basis from the persons entrusted with the management and with the internal financial control on the course of business, all important items and organizational changes.

In particular, he has the following duties:

a.	to determine and prepare the agenda for General Meetings of the Shareholders and the meetings of the Board;

b.	to call meetings of the Board;

c.	to chair General Meetings of the Shareholders and meetings of the Board;

d.	to supervise the observance and implementation of the resolutions of the Board.

III.	Managing Director (if any)

1.	Duties

1.1	To the extent permitted by the law and the Articles of Association, all of the management and representation is incumbent on the managing director.

1.2	The duties of the managing director include in particular:

a.	to organize, direct and supervise the business operations of the Company;

b.	to request the Board to appoint managers (“Direktoren”), holders of procurations (“Prokuristen”) and commercial mandate holders (“Handlungsbevollmächtigte”);

c.	to organize, direct and supervise the activities of the persons listed in lit. b above as well as to determine their obligation to report;

d.	to organize, direct and supervise the accounting, the financial control and the financial planning;

e.	to prepare the resolutions of the Board with regard to the other matters listed in I/1.3 a – l above;

f.	to report to the Board on a regular basis according to section 3 below.

1.3	The following matters require approval by the Board:

a.	to determine and change the Company's investment and financial planning and budgets, including the determination of the managing director's compensation (salary and bonus);

b.	to institute proceedings and settle by compromise with the exception of the collection of debts which are due from clients and of employment disputes;

c.	to provide securities of all kinds to the benefit of third persons at the expense of the Company;

d.	to take up loans, including liabilities on bills and current account credits;

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e.	to conclude and cancel licensing agreements;

f.	to conclude joint ventures and co-operation agreements.

2.	Organizational chart

Functions shall be attributed to the employees on the basis of an organizational chart which is to be established by the managing director.

3.	Obligation to report

The managing director reports to the Board on a regular basis  and without being asked on the course of business and the fulfillment of his duties. The report may be made in writing to all of the members of the Board or orally at a meeting of the Board. Where appropriate, it has to be completed by written documents.

The managing director delivers quarterly statements about the financial situation of the Company (in particular balance sheets and profit and loss accounts as well as a comparison to the budget) to the members of the Board and draws their attention to unforeseen financial liabilities without being asked.

In addition to the above mentioned regular reports, the managing director informs all the members of the Board without delay and in writing about events of considerable influence on the business. In particular, he has to inform without delay on the following events:

a.	changes envisaged with regard to the management;

b.	events which could be detrimental to the financial situation of the Company in a substantial way, in particular imminent law suits or the existence of an adverse balance or over-indebtedness;

c.	finding out about substantial irregularities in the management.

IV.	Final dispositions

These Rules have been approved by unanimous resolution of the Board on [date] and have entered into force on such date.

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Annex H Substantial Form of an Escrow Agreement	Execution Copy

Escrow Agreement

made as of [Date]

between

GAIA Holding B.V., a private limited liability company incorporated under the laws of the Netherlands, having its corporate seat in 's Gravenhage, the Netherlands, and having its address at Noordwal 10, 2513 EA, 's-Gravenhage, the Netherlands

(hereinafter referred to as LTC-Company)

and

Cicco Holding AG, a corporation incorporated under the laws of Switzerland and having its registered address at c/o Dr. iur. Toni Russi, Bahnhofstrasse 40, 7002 Chur, Switzerland

(hereinafter referred to as FN)

(LTC-Company and FN hereinafter individually or collectively also referred to as Shareholders or individually Shareholder, respectively)

and

Grant Thornton Wirtschaftsprüfung AG, a corporation incorporated under the laws of Switzerland and having its registered address at Baarerstrasse 2, 6300 Zug, Switzerland

(hereinafter referred to as the Escrow Agent)

(LTC-Company, FN and the Escrow Agent hereinafter individually or collectively also referred to as Party or Parties, respectively)

WHEREAS,

(A)	LTC-Company and FN have entered into the Joint Venture and Shareholder's Agreement regarding [JV NewCo AG] in the course of incorporation (the Company);

(B)
Section 9 of the Joint Venture and Shareholder's Agreement stipulates that the share certificates, validly endorsed in blank and representing all outstanding Shares of the Company and the share register remain deposited with the Escrow Agent during the term of the Joint Venture and Shareholder's Agreement;

(C)	The entire share capital of the Company will be represented in two share certificates (the Share Certificates);

(D)	Any defined terms in the Joint Venture and Shareholder's Agreement shall have the same meaning in this Escrow Agreement unless herein defined otherwise.

NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	APPOINTMENT OF THE ESCROW AGENT

1.1
The Shareholders mandate the Escrow Agent to keep safe the Share Certificates and the share register in accordance with the terms and conditions set forth in this Escrow Agreement. The Shareholders agree that the Escrow Agent shall have all rights, powers, duties and obligations provided herein.

1.2	The title of the Share Certificates will not be transferred to the Escrow Agent and will remain with the Shareholders.

1.3
The Escrow Agent shall not be liable for any action taken or omitted by him in connection with the performance of his duties and obligations hereunder, except for his own gross negligence or wilful misconduct. The Escrow Agent shall be under no obligation to institute or defend any action, suit or legal proceeding in connection with this escrow or this Escrow Agreement unless he is indemnified to his satisfaction by the Shareholder or Shareholders who desire that he undertakes such action.

1.4
The Escrow Agent shall not be liable for the sufficiency, correctness or genuineness as to form, manner of execution or validity of any document to be provided hereunder, nor as to identity, authority, or rights of any person executing any of the agreements, notices, receipts, instructions, etc. as mentioned herein.

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2.	DEPOSIT OF THE SHARES

2.1
The Shareholders undertake upon the issuance of the Share Certificates to deposit the Share Certificates with the Escrow Agent upon incorporation of the Company issuance of the Share Certificates. The following Share Certificates will be deposited:

FN:	One Share Certificate representing 70'000 A Shares with a par value of CHF 3 each); and

LTC-Company:	One Share Certificate representing 30'000 B Shares with a par value of CHF 7 each)

2.2
This obligation to deposit shall also apply to any acquisition of additional shares in the Company by the Shareholders (e.g. resulting from an increase of the Company’s share capital). All obligations and duties with respect to the Share Certificates shall also be applied to such later deposited shares.

2.3	The Escrow Agent shall acknowledge to the Parties the reception of the Share Certificates in writing.

3.	RELEASE OF THE SHARES

3.1
The Escrow Agent shall release the Share Certificates to the Shareholders or any other person as indicated by the Shareholders based on the Joint Venture and Shareholder's Agreement under the following conditions:

·	if the Escrow Agent receives a joint written instruction by the Shareholders; or

·	if the Escrow Agent is compelled to release the Share Certificates by means of a legally binding court decision.

3.2
The Shareholders undertake to provide the Escrow Agent with copies of all notices as described in Section 6 of the Joint Venture and Shareholder's Agreement. The Escrow Agent will only check the formal validity of such notices and perform his duties under this Escrow Agreement.

3.3
If, further to an Offer Notice, the Shareholder entitled to a right of transfer of shares according to Section 6 of the Joint Venture and Shareholder's Agreement presents a respective notice proving the valid exercise of such right of transfer of shares according to Section 6 of the Joint Venture and Shareholder's Agreement, the Escrow Agent shall release the respective Shares to the entitled Shareholder.

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3.4
If, further to an Offer Notice, the Escrow Agent does not receive any notice of exercise of the respective rights of the entitled Shareholder according to Section 6 of the Joint Venture and Shareholder's Agreement within the defined period, the Escrow Agent shall release the respective Shares to the Shareholder with the intention to dispose of the Shares, upon such Shareholder presenting a written contract on the disposal of the Shares.

3.5
If a Shareholder entitled to a Call Option does not exercise his Call Option within the period defined in the Joint Venture and Shareholder's Agreement, the Escrow Agent shall notify the Shareholders that the Call Option has not been exercised and that all rights and obligations under the Joint Venture and Shareholder's Agreement and this Escrow Agreement shall continue to be in force unaltered.

4.	COMPENSATION OF THE ESCROW AGENT

4.1	The Escrow Agent is entitled to a flat fee of CHF [5'000] (plus Swiss VAT of 8%) per year.

4.2	On top of that, the Escrow Agent shall be compensated on the basis of hours spent for the work based on his duties under this Escrow Agreement.

4.3
The hourly rate of the Escrow Agent is CHF [500.--]. The invoice will be subject to 8% Swiss VAT and a flat fee of 3% of the invoiced fees for expenses and expenditures incurred in connection with this mandate (all together the Fee).

4.4	The compensation of the Escrow Agent shall be equally borne by the Shareholders [or by the Company (which will require the Company to co-sign this Escrow Agreement)].

5.	TERM / TERMINATION

5.1	This Escrow Agreement is entered into for an indefinite period of time and shall enter into force and become effective upon all Parties upon due signature by all Parties.

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5.2	This Escrow Agreement may be terminated by the Shareholders only by way of a unanimous written instruction to the Escrow Agent according to section 3.1 above.

5.3	This Escrow Agreement may be terminated by the Escrow Agent at any time with a 30 days notice period by providing the Shareholders with a written notice of termination.

5.4
In case of the termination of this Escrow Agreement by the Escrow Agent, the Escrow Agent shall release the Shares according to a unanimous instruction by the Shareholders. The Shareholders undertake upon reception of the written notice by the Escrow Agent to appoint a new Escrow Agent within 30 days. In case there is no nomination of a successor by the Shareholders after a period of 30 days after the notification of the termination by the Escrow Agent, the Escrow Agent shall deposit the Share Certificates with the statutory auditor of the Company at the Company's cost. In case the statutory auditor of the Company does not accept such deposit of the Share Certificates, the Escrow Agent shall be entitled to deposit the Share Certificates with the competent Swiss court ("Gerichtliche Hinterlegung").

6.	NOTICES

6.1	The Shareholders undertake to inform the Escrow Agent on any changes to the Joint Venture and Shareholder's Agreement.

6.2	All notices required under this Escrow Agreement shall be in writing and shall be addressed to the addresses of the Parties listed at the beginning of this Escrow Agreement.

7.	ENTIRE AGREEMENT, MODIFICATIONS

7.1
This Escrow Agreement contains and sets out the entire agreement between the Parties relating to its subject matter, and supersedes all prior oral or written agreements, arrangements or understandings relating to such subject matter.

7.2	This Escrow Agreement may only be modified or amended in writing through a document signed by all Parties.

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8.	SEVERABILITY

If any provision of this Escrow Agreement is held by any competent authority to be void, invalid or unenforceable, such provision will be deemed to be deleted from this Escrow Agreement and the remaining provisions of this Escrow Agreement will remain in full force. In this event, the Escrow Agreement will be construed and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

9.	COUNTERPARTS

This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10.	APPLICABLE LAW AND JURISDICTION

10.1
This Escrow Agreement and all disputes including those concerning any statute of limitations, set-off claims, tort claims and interest claims, shall be governed by the laws of Switzerland excluding its conflict of laws rules.

10.2
Any disputes, controversy or claim arising under, out of or relating to this Escrow Agreement, its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be exclusively referred to and resolved by the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, subject to any available appeal including to the Swiss Federal Supreme Court (Schweizerisches Bundesgericht). Only if the amount in dispute does not meet the requirements for the competence of the Commercial Court of the canton of Zurich, the Parties agree on the secondary the exclusive jurisdiction of the ordinary courts of Zurich.

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Escrow Agent

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